UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.)

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Cooper Tire & Rubber Company
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COOPER TIRE & RUBBER COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

The 2018 Annual Meeting of Stockholders of Cooper Tire & Rubber Company (the “Company”) will be held at The Westin Detroit Metropolitan Airport, McNamara Terminal, 2501 Worldgateway Place, Detroit, Michigan  48242 on Friday, May 4, 2018, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1)	To elect eight Directors of the Company for the ensuing year.

(2)	To ratify the selection of the Company’s independent registered public accounting firm for the year ending December 31, 2018.

(3)	To approve, on a non-binding advisory basis, the Company’s named executive officer compensation.

(4)	To transact such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof.

Only holders of Common Stock of record at the close of business on March 9, 2018, are entitled to notice of and to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Stephen Zamansky,
Senior Vice President,
General Counsel and Secretary

Findlay, Ohio
March 22, 2018

Please mark, date, and sign the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage.  In the alternative, you may vote by Internet or telephone.  See page 2 of the proxy statement for additional information on voting by Internet or telephone.  If you are present and vote in person at the Annual Meeting, the enclosed proxy card will not be used.

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(continued)

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COOPER TIRE & RUBBER COMPANY

701 Lima Avenue, Findlay, Ohio 45840
March 22, 2018

PROXY STATEMENT

GENERAL INFORMATION AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cooper Tire & Rubber Company (the “Company,” “Cooper Tire,” “our,” “we,” or “us”) to be used at the Annual Meeting of Stockholders of the Company to be held on May 4, 2018, at 10:00 a.m., Eastern Daylight Time, at The Westin Detroit Metropolitan Airport, McNamara Terminal, 2501 Worldgateway Place, Detroit, Michigan 48242.    This proxy statement and the related form of proxy were first mailed or made available to stockholders on or about March 22, 2018.

Purpose of Annual Meeting

The purpose of the Annual Meeting is for stockholders to act on the matters outlined in the notice of Annual Meeting on the cover page of this proxy statement.  These matters consist of (1) the election of eight Directors, (2) the ratification of the selection of the Company’s independent registered public accounting firm for the year ending December 31, 2018, (3) the approval, on a non-binding advisory basis, of the Company’s named executive officer compensation, and (4) the transaction of such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof.

Voting

Each share of the Company’s Common Stock will be entitled to one vote on each matter.  Only stockholders of record at the close of business on March 9, 2018, (the “record date”) will be eligible to vote at the Annual Meeting.  As of the record date, there were 50,873,270 shares of Common Stock outstanding.  The holders of a majority of the shares of Common Stock issued and outstanding, and present in person or represented by proxy, constitute a quorum.  Abstentions and “broker non-votes” with respect to a proposal will be counted to determine whether a quorum is present at the Annual Meeting.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.  “Broker non-votes” occur when an organization that holds shares for a beneficial owner has not received voting instructions with respect to the proposal from the beneficial owner.  Whether such organization has the discretion to vote those shares on a particular proposal depends on the ballot item.  If the organization that holds your shares does not have discretion and you do not give the organization instructions, the votes will be “broker non-votes,” which may have the same effect as votes against the proposal.

Below is a summary of the vote threshold required for passage of each agenda item and the effect of abstentions and “broker non-votes.”

Agenda Item 1.  Except in the case of a contested election, each nominee for election as a Director who receives a majority of the votes cast with respect to such Director’s election by stockholders will be elected as a Director.  In the case of a contested election, the nominees for election as Directors who receive the greatest number of votes will be elected as Directors.  Abstentions and “broker non-votes” are not counted for purposes of the election of Directors.

Agenda Item 2.  Although the Company’s independent registered public accounting firm may be selected by the Audit Committee of the Board of Directors without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares of Common Stock having voting power present in person or represented by proxy at the Annual Meeting to be a ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.  As a result, abstentions will have the same effect as a vote cast against the proposal.  As a routine matter, we do not expect “broker non-votes” with respect to this proposal.

Agenda Item 3.  Although the advisory vote to approve named executive officer compensation is non-binding, the advisory vote allows our stockholders to express their opinions regarding named executive officer compensation. The Board will consider the affirmative vote of a majority of the shares of Common Stock having voting power present in person or represented by proxy at the Annual Meeting as approval of the compensation of the Company’s named executive officers for fiscal 2017.  Abstentions are counted as votes against and “broker non-votes” are not counted for purposes of the advisory vote to approve named executive officer compensation.  As a result, if you own shares through a bank, broker-dealer, or similar organization, you must instruct your bank, broker-dealer, or other similar organization to vote in order for them to vote your shares.

Proxy Matters

Stockholders may vote by completing, properly signing, and returning the accompanying proxy card, or by attending and voting at the Annual Meeting.  If you properly complete and return your proxy card in time to vote, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed.  If you sign and return the proxy card but do not indicate specific choices as to your vote, your proxy will vote your shares (i) to elect the nominees listed under “Nominees for Director,” (ii) for the ratification of the selection of the Company’s independent registered public accounting firm and  (iii) for approval of the compensation of the Company’s named executive officers for fiscal year 2017.  Stockholders of record and participants in certain defined contribution plans sponsored by the Company (see below) may also vote by using a touch-tone telephone to call 1-800-690-6903, or by the Internet by accessing the following website:  http://www.proxyvote.com.

Voting instructions, including your stockholder account number and personal proxy control number, are contained on the accompanying proxy card.  You will also use this accompanying proxy card if you are a participant in the following defined contribution plans sponsored by the Company:

•	Spectrum Investment Savings Plan;

•	Pre-Tax Savings Plan (Texarkana Represented Employees); or

•	Pre-Tax Savings Plan (Findlay Represented Employees).

Those stockholders of record who choose to vote by telephone or Internet must do so no later than 11:59 p.m., Eastern Daylight Time, on May 3, 2018.  All voting instructions from participants in the defined contribution plans sponsored by the Company and listed above must be received no later than 5:00 p.m., Eastern Daylight Time, on May 2, 2018.

A stockholder may revoke a proxy by filing a notice of revocation with the Secretary of the Company, or by submitting a properly executed proxy card bearing a later date.  A stockholder may also revoke a previously executed proxy (including one submitted by Internet or telephone) by attending and voting at the Annual Meeting, after requesting that the earlier proxy be revoked.  Attendance at the Annual Meeting, without further action on the part of the stockholder, will not operate to revoke a previously granted proxy card.  If the shares are held in the name of a bank, broker or other holder of record, the stockholder must obtain a proxy executed in his or her favor from the holder of record to be able to vote at the Annual Meeting.

AGENDA ITEM 1

ELECTION OF DIRECTORS

In accordance with the Restated Certificate of Incorporation of the Company, the Board of Directors has fixed the total number of Directors to be elected at the Annual Meeting at eight.  Mr. John Shuey, who has served as a Director since 1996, is not standing for reelection when his current term expires at the Annual Meeting. All eight of our Directors standing for reelection have a term that expires at this Annual Meeting and each has consented to stand for reelection.  At this Annual Meeting, eight Directors are being elected to serve for a term of office that will expire at the Annual Meeting of Stockholders in 2019.  In the event that any of the nominees becomes unavailable to serve as a Director before the Annual Meeting, the Board of Directors may designate a new nominee, and the persons named as proxies will vote for that substitute nominee.

The Board of Directors recommends that stockholders vote FOR the eight nominees for Director.

NOMINEES FOR DIRECTOR

THOMAS P. CAPO	Non-Executive Chairman of the Board,
Former Chairman of the Board,
Dollar Thrifty Automotive Group, Inc.

Mr. Capo, age 67, served as Chairman of the Board of Dollar Thrifty Automotive Group, Inc., a vehicle rental company, from October 2003 to November 2010.  Mr. Capo was a Senior Vice President and Treasurer of DaimlerChrysler Corporation, an automobile manufacturer, from November 1998 until August 2000. From November 1991 to October 1998, he was Treasurer of Chrysler Corporation, an automobile manufacturer. Prior to holding these positions, Mr. Capo served as Vice President and Controller of Chrysler Financial Corporation, a finance company.  Mr. Capo currently serves as a director of Lear Corporation, and, until its sale in November 2012, he served as a director of Dollar Thrifty Automotive Group, Inc.  Mr. Capo has a B.S. in Accounting and Finance, an M.A. in Economics, and an M.B.A. in Finance, each from the University of Detroit Mercy.  Mr. Capo’s public company board and committee experience, including at the board chairman level, executive management and leadership experience, especially in finance, treasury, capital markets, M & A, strategy development, capital restructuring, financial reporting and compliance, including his service as a public company treasurer and controller, and education qualify him to continue serving as a member of the Board of Directors.

Director Since	2007

NOMINEES FOR DIRECTOR (CONT.)

STEVEN M. CHAPMAN	Group Vice President,
China and Russia,
Cummins, Inc.

Mr. Chapman, age 64, has served as Group Vice President, China and Russia, for Cummins, Inc. since 2009.  Cummins designs, manufactures, and markets diesel engines and related components and power systems.  Mr. Chapman has been with Cummins since 1985 and served in various capacities, including as Group Vice President, Emerging Markets & Businesses, President of Cummins’ International Distribution Business, Vice President of International, and Vice President of Southeast Asia and China.  Mr. Chapman graduated from St. Olaf College with a B.A. in Asian Studies and from Yale University with a M.P.P.M. in Management.  Mr. Chapman’s education, board member experience, and business management experience in operations and international operations qualify him to continue serving as a member of the Board of Directors.

Director Since	2006

SUSAN F. DAVIS	Former Executive Vice President,
Asia-Pacific Region,
Johnson Controls

Ms. Davis, age 65, served as Executive Vice President of the Asia-Pacific Region for Johnson Controls from September 2015 until her retirement in October 2016.  Johnson Controls is a globally diversified technology and industrial leader serving customers in more than 150 countries.  Ms. Davis has served in positions of increasing responsibility within Johnson Controls.  She was named Vice President of Organizational Development in 1993.  The following year, she was appointed Corporate Vice President of Human Resources and was named Executive Vice President of Human Resources in 2005.  She was named Executive Vice President & Chief Human Resources Officer in 2012.  She joined the company in 1985, following its acquisition of Hoover Universal, where she began her career in 1983 as a strategic planner for the automotive seating and plastics machinery business.  Ms. Davis holds a Master of Business Administration (MBA) degree from the University of Michigan.  She graduated magna cum laude with a Master of Arts degree and magna cum laude with a Bachelor of Arts, both from Beloit College.  Ms. Davis currently serves as director of Quanex Corporation.  Ms. Davis’s education, board member experience, and business management experience qualify her to continue serving as a member of the Board of Directors.

Director Since	2016

NOMINEES FOR DIRECTOR (CONT.)

JOHN J. HOLLAND	President,
Greentree Advisors LLC

Mr. Holland, age 68, has served as President of Greentree Advisors LLC since 2005.  Greentree Advisors LLC provides business advisory services.  Mr. Holland served as President of The International Copper Association (ICA) from 2012 to 2015.  The ICA is a marketing and trade organization for the global copper industry.  Mr. Holland served as President, Chief Operating Officer, and Chief Financial Officer of MMFX Technologies Corporation from September 2008 until October 2009.  MMFX Technologies is an inventor and manufacturer of nano technology steel.  Prior to that, he was Executive Vice President and Chief Financial Officer of Alternative Energy Sources, Inc., an ethanol producer, from August 2006 until June 2008.  Mr. Holland previously was employed by Butler Manufacturing Company, a producer of pre-engineered building systems, supplier of architectural aluminum systems and components, and provider of construction and real estate services for the non-residential construction market, from 1980 until his retirement in 2004.  Prior to his retirement from Butler, Mr. Holland served as Chairman of the Board from 2001 to 2004, as Chief Executive Officer from 1999 to 2004, and as President from 1999 to 2001.  Mr. Holland is also a director of SAIA, Inc., (formerly SCS Transportation, Inc.) and NCI Buildings Systems Inc.  Mr. Holland holds B.S. and MBA degrees from the University of Kansas.  Mr. Holland’s education, board member experience, and business management experience in operations and accounting, including his service as a chief executive officer and chief financial officer, qualify him to continue serving as a member of the Board of Directors.

Director Since	2003

BRADLEY E. HUGHES	President & Chief Executive Officer

Mr. Hughes, age 56, has served as President & Chief Executive Officer since September 2016.  He previously served the Company as Senior Vice President and Chief Operating Officer from January 2015 to September 2016; Senior Vice President and President-International Tire Operations from July 2014 to January 2015; Senior Vice President and Chief Financial Officer from September 2014 to December 2014; Senior Vice President, Chief Financial Officer and Treasurer from July 2014 to September 2014; Vice President, Chief Financial Officer and Treasurer from November 2013 to July 2014 and Vice President and Chief Financial Officer from November 2009 to November 2013.  Mr. Hughes was previously employed at Ford Motor Co. where he worked as Global Product Development Controller for Ford in Dearborn, Michigan; as Finance Director for Ford’s South America Operations in Sao Paulo, Brazil; as Director of European Business Strategy and Implementation, Cologne, Germany; as European Manufacturing Controller, Cologne, Germany; and in other corporate finance and treasury positions. Mr. Hughes has a B.A. in business from Miami University and an MBA from the University of Michigan. Mr. Hughes’s education, extensive knowledge of the Company, international operations and business management experience qualify him to continue serving as a member of the Board of Directors.

Director Since	2016

NOMINEES FOR DIRECTOR (CONT.)

TRACEY I. JOUBERT	Chief Financial Officer
Molson Coors Brewing Company

Ms. Joubert, age 51, has served as Chief Financial Officer of Molson Coors Brewing Company since 2016. Molson Coors is a leading global brewer. Ms. Joubert was Executive Vice President and Chief Financial Officer of MillerCoors from   2012-2016 and    served in a variety of increasingly responsible finance leadership roles at MillerCoors since 2003.  A native of South Africa, Ms. Joubert holds bachelor’s degrees in commerce and accounting from the University of Witwatersrand in Johannesburg.  She also serves on the Board of Directors of MillerCoors and Coors Brewing Company, subsidiaries of Molson Coors.  Ms. Joubert’s education, board member experience, business management and finance experience qualify her to continue serving as a member of the Board of Directors.

Director Since	2017

GARY S. MICHEL	President and Chief Executive Officer
Home & Building Technologies
Strategic Business Group
Honeywell International Inc.

Mr. Michel, age 55, joined Honeywell in October 2017 as President and CEO of its Home and Building Technologies strategic business group, which develops connected products and software that operate in more than 150 million homes and 10 million buildings worldwide.  Honeywell, a fortune 100 company with $39.3 billion in sales, invents and manufacturers technologies that address some of the world’s most critical challenges around energy, safety, security, productivity and global urbanization.  Prior to Honeywell, Mr. Michel was with Ingersoll-Rand Company for more than three decades, serving most recently as senior vice president and president, Residential HVAC and Supply.  He also served as a member of its enterprise leadership team and led the Ingersoll Rand Sales Excellence Initiative, as well as serving as a co-lead of the company’s enterprise sustainability efforts Mr. Michel holds a Bachelor of Science degree in Mechanical Engineering from Virginia Polytechnic Institute and State University and an MBA degree from the University of Phoenix.  Mr. Michel’s education, board member experience, and business management experience qualify him to continue serving as a member of the Board of Directors.

Director Since	2015

NOMINEES FOR DIRECTOR (CONT.)

ROBERT D. WELDING	Former Non-Executive Chairman,
Public Safety Equipment (Int’l) Limited

Mr. Welding, age 69, served as the Non-Executive Chairman of Public Safety Equipment (Int’l) Limited, a manufacturer of highway safety and enforcement products, from January 2009 until his retirement in May 2010.  Prior to that, he was President, Chief Executive Officer, and a director of Federal Signal Corporation, a manufacturer of capital equipment, from November 2003 until his retirement in 2007.  Prior to holding those positions, Mr. Welding was Executive Vice President of BorgWarner, Inc., a U.S. automotive parts supplier, and Group President of BorgWarner’s Driveline Group from November 2002 until November 2003, and was President of BorgWarner’s Transmission Systems Division from 1996 to November 2002.  Mr. Welding graduated from the University of Nebraska with a B.S. in Mechanical Engineering, holds an MBA from the University of Michigan, and is a graduate of Harvard Business School’s Advanced Management Program.  Mr. Welding’s education, board member experience, and business management experience in strategy development, operations leadership, continuous improvement, product development, technology, and corporate leadership qualify him to continue serving as a member of the Board of Directors.

Director Since	2007

Note:  The beneficial ownership of the Directors and nominees in the Common Stock of the Company is shown in the table presented under the heading “Security Ownership of Management” in this proxy statement.

AGENDA ITEM 2

RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the independent registered public accounting firm of the Company in 2017 and has been retained by the Audit Committee to do so in 2018.  In connection with the audit of the 2018 financial statements, the Company has engaged Ernst & Young LLP to perform audit services for the Company.  The Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise.  However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification.  If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain the firm.  In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized public accounting firm without resubmitting the matter to the stockholders.  Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of the Company’s independent registered public accounting firm.

AGENDA ITEM 3

PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS,  THE
COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

The Board of Directors is aware of the significant interest in executive compensation matters by investors and the general public.  The Company is submitting this proposal, commonly known as a “say-on-pay” proposal, to stockholders.  The Company is currently conducting say-on-pay votes every year and expects to hold the next say-on-pay vote in connection with its 2019 Annual Meeting of Stockholders.  As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, or the Exchange Act, we are asking you to cast a non-binding advisory vote to approve the Company’s named executive officer compensation through the consideration of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Our Compensation Committee has overseen the development and implementation of a compensation program that is discussed more fully in “Compensation Discussion and Analysis” and “Executive Compensation,” including the summary tables and narrative sections of this proxy statement.

The Company’s compensation program emphasizes a pay-for-performance philosophy.  Performance-based annual cash incentive and cash and equity long-term incentive programs, collectively, are the majority of the targeted annual compensation for our named executive officers.  These programs are designed to:

•	drive the long-term financial and operational performance of the Company;

•	deliver value to our stockholders;

•	recognize and reward corporate, group and individual performance;

•	provide a pay package that reflects our judgment of the value of each officer’s position in the marketplace and the Company; and

•	attract and retain strong executive leadership.

In executing a philosophy which begins with creating long-term value to stockholders, the Compensation Committee has established a framework for executive compensation that promotes a culture of performance and accountability with due consideration to risk management, transparency, and the need to adjust to rapidly changing market conditions.  The program is heavily weighted toward pay at risk, with limited executive perquisites and benefits and clear line of sight to the link between important Company strategic goals and the rewards for achieving those objectives.

To further promote alignment with the interests of stockholders and a culture of enduring performance and accountability, the Company’s executives have stock ownership requirements and are bound by a clawback policy which allows for the recoupment of incentive payments in certain circumstances.  The fully independent Compensation Committee believes that the executive compensation program is an essential factor in the Company’s strengthening of its leadership team and competitive position in the marketplace, both of which lead to business continuity and long-term value creation.

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee, or the Board of Directors.  However, we value stockholders’ opinions, and the Board expects to carefully consider the outcome of the advisory vote on named executive officer compensation.

The Board of Directors recommends that the stockholders vote FOR approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers for fiscal year 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Cooper Tire’s executive compensation program for its named executive officers is driven by our financial and strategic goals and the principle of pay for performance.  The compensation program, which primarily consists of a base salary and performance-based cash incentive and equity awards, is based upon the principles and governance practices highlighted below.

Executive Compensation Design and Governing Principles
•	Pay is tied to performance:
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Approximately 83% of the CEO’s target annual compensation and 70% of the other named executive officers’ target annual compensation is at-risk and varies with performance against incentive goals as well as performance of Company stock.

-	There is an appropriate balance of annual and long-term incentives, and metrics used in the annual plan are different from the metrics used in the long-term incentive plan.
-	The annual incentive plan for the named executive officers is based upon the achievement of established corporate performance goals.
-	Two-thirds of the long-term incentive opportunity is based on the achievement of established corporate performance goals.
-	Dividend equivalents are not accrued or paid on performance awards that are not notionally earned.
•	Executives who participate in the long-term incentive plan are required to meet minimum levels of stock ownership and the status of stock ownership is reviewed on an annual basis.
•	None of the named executive officers has an employment agreement.
•
Executive officers, including named executive officers, receive the same group benefits as other salaried employees, including health, life insurance, disability, and retirement benefits.  They are also eligible to participate in a non-qualified supplementary benefit plan designed to restore 401(k) benefits lost due to Internal Revenue Code (“Code”) statutory limits and in a deferred compensation plan which does not provide any fixed, above-market earnings opportunity.

•
Executive officer perquisites are limited and reviewed annually.  There are no tax gross-ups on perquisites other than for travel expenses of a spouse when accompanying an executive to participate in business-related activities.

•
The Company maintains a “double trigger” requirement for change in control severance benefits and for the acceleration of time-based equity awards, including restricted stock units and stock options (provided the awards are assumed or replaced with substantially equivalent awards).

•	There are no excise tax gross-up provisions upon a change in control.

Benchmarking Philosophy and Risk Management
•	The Compensation Committee references the market median with respect to establishing compensation levels for the named executive officers.
•	To align with investor expectations and changes in the Company’s business and market practice, compensation peer groups are regularly evaluated.
•
The Compensation Committee monitors all equity grants under the 2014 Incentive Compensation Plan, and the Company’s three-year average burn rate is below the mean burn rate for the Russell 3000 companies in GICS group 2510 (Automobiles & Components).

•
The compensation program risk evaluation process is formalized, including an annual review of plans as described in “Compensation-Related Risk Assessment” on page 23.  Risk mitigation is incorporated into plan design, including capping both annual and long-term incentive plan payouts.

•
The Compensation Committee regularly reviews all forms of compensation, including all cash and equity-based compensation grants, non-qualified account balances, and payments due upon termination of employment.

•
The Board has an established policy for recoupment (or clawback) of annual and long-term incentive compensation in the event of a restatement of reported financial results or if an employee has engaged in unethical conduct detrimental to the Company.

•	The Board has adopted an anti-hedging and anti-pledging policy.
•
Our executive compensation consultant is retained directly by and reports to the Compensation Committee, does not provide any services to management, and had no prior relationship with our CEO or any other named executive officer.

 2017 Financial Results

The Company ended a challenging 2017 with net income of $95 million compared to $248 million in the prior year.  Operating profit decreased from $384 million in 2016 to $272 million in 2017.  Operating profit margin of 9.5% was near the high end of the company’s mid-term guidance range of 8-10%. The company remained a good steward of capital as reflected in the return on invested capital shown below.

Subsequent to the setting of annual targets for the 2017 plan year, the Compensation Committee determined to exclude the impact of certain items from the 2017 performance results for the purpose of calculating incentive award payouts, as such items were deemed non-representative of the continuing operations of the Company.  These excluded items are:

•
Costs related to the Albany tornado – On January 22, 2017, a tornado hit the Company’s leased Albany,       Georgia distribution center.  In 2017, the Company incurred costs related to this tornado, net of insurance recoveries, of $5.6 million that have been excluded from the 2017 performance results.

•
Product liability reserve review –Based on a regular review of trends and developments impacting product liability claims against the Company, the Company’s estimate of pending and anticipated product liability claims costs was reduced by the Company in the third quarter of 2017.  This reduction in estimated claims costs resulted in a $40.7 million decrease in the Company’s product liability reserve, which increased the Company’s earnings and operating profit.  This favorable impact was excluded from the 2017 performance results.

•
Tax  reform legislation impact – As a result of the passage of tax reform legislation in the fourth quarter of 2017, the Company incurred one-time non-cash income tax charges of $56 million, which were excluded from the 2017 performance results.

•
Valuation allowance activity – In the fourth quarter of 2017, the Company incurred $12 million of net non-cash valuation allowance charges related to the expected realization of certain foreign deferred tax assets.  These net charges were excluded from the 2017 performance results.

Corporate Performance Metrics*	2017 Targets	2017 Performance Results	2017 Reported Results

Operating Profit	$395,000,000	$236,593,000	$271,724,000

Free Cash Flow	$100,000,000	$(36,707,000)	$42,276,000

Net Income	$250,000,000	$139,840,000	$95,400,000

Return on Invested Capital	15.0%	10.6%	12.2%**

*
For more information about how these performance metrics are calculated and reconciliations to amounts presented in the 2017 Form 10-K, see “Incentive Compensation – Performance Metrics for 2017” on pages 15 and 16.

**
The Company reported return on invested capital, excluding the impact of the tax items noted above, of 12.2%. Without such exclusions return on invested capital would have been below the threshold for payouts of incentive awards.

Our Executive Officer Compensation Program Is Administered by the Compensation Committee

The Compensation Committee is responsible for performing the duties of the Board of Directors relating to the compensation of our executive officers and other senior management.  During 2017, our named executive officers were: Mr. Bradley E. Hughes, President & Chief Executive Officer;  Ms. Ginger M. Jones, Senior Vice President and Chief Financial Officer; Mr. John J. Bollman, Senior Vice President and Chief Human Resources Officer; Mr. Stephen Zamansky, Senior Vice

President, General Counsel and Secretary; and Ms. Brenda S. Harmon, former Senior Vice President and Chief Human Resources Officer.  On March 21, 2017, Mr. Bollman joined the Company and was appointed Senior Vice President and Chief Human Resources Officer, replacing Ms. Harmon who retired from the Company on April 19, 2017.

With input, as appropriate, from management and our outside executive compensation consultant, the Compensation Committee reviews and approves all elements of our executive compensation program.  Management is responsible for making recommendations to the Compensation Committee regarding executive officer compensation (except with respect to the CEO’s compensation) and effectively implementing our executive compensation program, as approved and overseen by the Compensation Committee.

The Compensation Committee retained Exequity LLP as its executive compensation consultant in 2017 and utilized data from Aon Hewitt, an outside compensation consultant, for pay benchmarking.

Additional information about the role and processes of the Compensation Committee is presented under the heading “Executive Compensation Consultant Disclosure” and “Meetings of the Board of Directors and Its Committees - Compensation Committee” in this proxy statement.

Executive Compensation Philosophy and Approach

The Cooper Tire executive officer compensation program is incentive driven and designed to deliver value to our stockholders by driving long-term financial and operational performance.  To accomplish this goal, we have structured our executive compensation program to attract, motivate, and help retain the caliber of leadership required to meet these objectives.  In the following sections, we will address our benchmarking process and philosophy, how we set compensation levels, and the separate, but integrated elements of our program.

Compensation Peer Groups

The Compensation Committee annually analyzes market benchmark data regarding base salary and annual and long-term incentive opportunities and periodically evaluates market benchmark data regarding other compensation elements.  The Compensation Committee uses benchmarking data to assess market pay levels and program design.  For each element of compensation and in the aggregate, the Committee sets compensation targets near the middle of the range offered by comparable companies.

Peer Group for Pay Level Benchmarking - For 2017 officer pay level, we engaged Aon Hewitt to provide general industry data from their Total Compensation Measurement (TCM) Survey on 96 companies with revenues from $1.50 billion to $6.0 billion.  The median revenue of these 96 companies was approximately $3.08 billion (by comparison, Cooper Tire’s revenue for 2016 was about $2.92 billion).  As an additional benchmark, we also conducted a review and analysis of compensation data for the CEO and CFO positions in the peer group listed below using 2016 proxy information.

Peer Group for Program Design Benchmarking - For purposes of benchmarking executive compensation program design, the Compensation Committee periodically reviews a group of 17 companies (listed below) whose annual revenues range from approximately 50% to 250% of our revenues and who generally have similar characteristics to Cooper Tire with respect to capital-intensive manufacturing, producing and marketing a branded product, focusing on technology-driven products, and managing international operations.  This group was unchanged from 2016.  The median revenue for the following companies was about $3.5 billion in 2016.

American Axle & Manufacturing Holdings	Kennametal Inc.
Cooper-Standard Holdings Inc.	Leggett & Platt Incorporated
Crane Co.	Lennox International, Inc.
Dana Incorporated	Snap-on Incorporated
Dover Corporation	SPX Corp.
Flowserve Corporation	Steelcase Inc.
Gentex Corporation	The Timken Company
Harley-Davidson, Inc.	Tower International, Inc.
Harsco Corporation

Our Compensation Levels Are Set Considering Business Needs, Market Data and Other Factors

We use a comprehensive and structured approach in setting the compensation framework for all executive positions.  We begin with a review of the Company’s overall strategy and the particular role each executive position is expected to play in achieving the strategic goals of the Company.  Starting with this foundation and with the assistance of the Compensation Committee’s executive compensation consultant, we obtain and review relevant market benchmark data for each position regarding base salary, annual cash incentive opportunities, and long-term incentive award levels.  We then determine an appropriate range of compensation for each position by assessing the market data in conjunction with the valuation of the position’s impact and importance in setting and achieving the strategic objectives of the Company.  Informed by a review of all current and previously granted forms of compensation, competitive market data, organization strategies, and individual performance assessments, the Compensation Committee uses its judgment, rather than a formulaic approach, in setting target compensation for each named executive officer each year.  In the event of death, disability, or retirement of a named executive officer, the annual incentive compensation is prorated for the period of time that the named executive officer was employed during the year; the performance-based stock units and cash awards are prorated for the period of the measurement period the named executive officer was employed and all restricted stock units granted immediately vest if the death, disability, or retirement was at least 6 months from the date of grant, otherwise, they are forfeited.   Retirement is defined as the earlier of age 65 or the date on which the sum of the named executive officer’s years of age and service equal 70.

Elements of Our Compensation Program

We believe that our executive compensation program, by element and in total, best achieves our objectives. The majority of each named executive officer’s compensation opportunity is based on the achievement of important financial and strategic goals established at the beginning of the respective performance period.  The primary elements of our executive compensation program, all key to the attraction, retention, and motivation of our named executive officers, are shown in the following table:

Element	Purpose	Nature of Component

Base Salary	To value the competencies, skills, experience, and performance of individual executives.	Cash. Not “at risk.” Based on responsibility, experience and performance. Reviewed annually.

Annual Incentive Compensation	To motivate and reward executives for the achievement of targeted financial goals.	Cash award. Performance-based and “at risk.” Amount earned will vary based on achieving annual goals (operating profit and free cash flow in 2017).

Long-Term Incentive Compensation	To motivate and reward executives for the achievement of long-term goals and creation of stockholder value.
Equity and cash awards. Performance-based (for performance-based cash awards and performance-based stock units) and “at risk.”  Amounts of performance-based cash and stock units earned will vary based on achievement against     long-term incentive goals (net income and return on invested capital in 2017).  In the case of performance-based stock units and restricted stock units, value earned will be based in part on Company stock performance.

Non-Qualified Benefits	To attract the level of talent required to achieve strategic objectives and to promote continuity of leadership.	Supplementary benefit plan to make up for qualified plan benefits lost due to limits of the Code.

Base Salaries

We provide market competitive base salaries to attract and retain outstanding talent and to provide a fixed component of pay for our named executive officers.  Base salaries are reviewed annually and are determined with consideration to the role of the executive, experience, competitive market data regarding similar roles in similar organizations, individual performance, budget, and other considerations.  The Compensation Committee uses the median of market data as the general reference point for base salary decisions because it believes that the median is the best representation of competitive salaries in the market for similar roles and talent.

In setting base salaries for 2017, the Compensation Committee considered the officer’s experience in his or her current role, the impact of his or her role on the Company’s results, the overall quality and manner in which the officer performs his or her role, the financial position of the Company, and the value of retention.

Incentive Compensation

With input from management and its executive compensation consultant, the Compensation Committee reviews and discusses annual corporate and business unit performance metrics and targets and the appropriateness of these performance metrics and targets considering the following primary factors prior to approval:

•	Expected performance based upon the annual operating plan as approved by the Board;

•	The economic environment in which we expect to operate during the year, including risk factors;

•	The achievement of financial results expected to enhance stockholder value; and

•	The strategic goals and initiatives of the Company.

For 2017, the Compensation Committee established a bonus pool aimed at potentially preserving the ability to deduct compensation paid under the annual incentive plan and the performance-based long-term incentive programs under the historical exception for “performance-based compensation” under Section 162(m) of the Code.  The bonus pool approach established a maximum dollar amount and a maximum number of share units that could be paid to the Chief Executive Officer and certain other named executive officers from which the Compensation Committee could exercise negative discretion in determining the actual amounts paid under the annual and long-term incentive plans. The Code Section 162(m) exception for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. Please also see the section titled “Other Program Design Elements – Tax Deductibility of Executive Compensation” on page 22  for additional information regarding the pool structure and approach used for 2017.

Annual Incentive Compensation

Target Opportunities

The Compensation Committee uses the median of general industry market data from Aon Hewitt’s TCM Survey as the general reference point for target annual cash incentive opportunities because it believes that the median is the best representation of competitive annual cash incentive levels in the market for similar roles and talent.  With regard to setting individual annual cash incentive opportunity levels, the Compensation Committee has the discretion to adjust the target opportunity levels as it deems appropriate.  Typical reasons for adjusting an individual officer’s target annual cash incentive opportunity level above or below the market median include the experience and performance of the officer, the impact of the role upon the organization, and the multiple of salary needed to bring the total cash compensation of the executive to a competitive level.  At the highest level of achievement, the annual cash incentive opportunity for our named executive officers was 200% of the target opportunity in 2017.  At a threshold level of performance, the incentive opportunity was 50% of the target in 2017, with no incentive earned if performance was below the threshold achievement level.

Presented below are the target incentive awards for the named executive officers in 2017 using eligible earnings (earned base salary) for the period of January 1, 2017, through December 31, 2017, and using annual incentive plan (AIP) target percentages for the full period.

Named Executive Officer	Eligible Earnings	Weighted Target Bonus	Target Incentive
Mr. Hughes	$928,085	115%	$1,067,298
Ms. Jones	$521,014	75%	$390,760
Mr. Bollman	$313,425	60%	$188,055
Mr. Zamansky	$444,864	65%	$289,161
Ms. Harmon	$127,152	65%	$82,648

Performance Metrics for 2017

The performance metrics under the 2017 AIP for the named executive officers were 65% corporate operating profit and 35% corporate free cash flow.  The potential payout for each of the financial metrics ranged from 0% to 200% of target.  The table below summarizes the threshold, target, and maximum goals as compared to actual results:

Performance Metric	Threshold Goal	Target Goal	Maximum Goal	Performance Result	Results as a Percent of Target
Corporate Operating Profit	$295,000,000	$395,000,000	$495,000,000	$236,593,000	59.9%

Corporate Free Cash Flow	$70,000,000	$100,000,000	$175,000,000	$(36,707,000)	Not Meaningful

Following is the calculation of Corporate Operating Profit for 2017for AIP purposes:

Corporate Operating Profit, as reported	$271,724,000
Plus: Net costs related to Albany tornado	5,569,000
Less: Product liability reserve adjustment	(40,700,000)
Corporate Operating Profit	$236,593,000

Corporate free cash flow is defined as cash provided by continuing operations plus proceeds from the sale of assets, less capital expenditures and dividends, from the Company’s financial statements.

Following is the calculation of corporate free cash flow for 2017 for AIP purposes:

Cash Provided by Continuing Operations	$176,828,000
Plus: Proceeds From Sale of Assets	278,000
Plus: Net costs related to Albany tornado	5,569,000
Less: Capital Expenditures	(197,186,000)
Less: Dividends	(22,196,000)
Corporate Free Cash Flow	$(36,707,000)

Presented below are the actual incentive awards payouts for the named executive officers in 2017 based upon eligible earnings for the period of January 1, 2017 through December 31, 2017, the target bonus percentage levels for the same period, and a weighted AIP achievement level of 0%.

Named Executive Officer	Eligible Earnings	Weighted Target Bonus	Actual Bonus
Mr. Hughes	$928,085	115%	$0
Ms. Jones	$521,014	75%	$0
Mr. Bollman	$313,425	60%	$0
Mr. Zamansky	$444,864	65%	$0
Ms. Harmon	$127,152	65%	$0

Long-Term Incentive Compensation

The Compensation Committee approves long-term incentive awards on an annual basis for the named executive officers and other senior executives of the Company.  Long-term incentive awards are granted under the Cooper Tire & Rubber Company 2014 Incentive Compensation Plan, which allows for a variety of forms of long-term incentives.  For 2017, awards of restricted stock units (“RSUs”), performance-based stock units, and performance-based cash were granted, with each weighted approximately one-third of the total award.  In determining the appropriate form or mix of long-term incentive awards, the Compensation Committee considers such factors as alignment with stockholder interests, the attraction and retention of executive talent, the affordability of certain awards, and other business objectives which may prescribe or suggest the form or mix of awards at a particular time in the business cycle.

Award Grant Timing and Pricing

For current executives in the plan, the grant date is typically the date of our February Compensation Committee meeting.  For most new executives, the grant date may be as of, or shortly after, the hiring date of the newly eligible executive.  The methodology to determine the number of  units to grant is to average the high and low trading price of our common stock, as quoted on the New York Stock Exchange, on the date of grant.

Performance-Based Stock Units and Performance-Based Cash

Key design features of our performance-based stock units and performance-based cash grants include:

•	One-year measurement periods within a three-year performance period;

•	At the start of each year, specific financial metrics are set;

•
At the end of each year within a three-year performance period, performance-based stock units and performance-based cash can be notionally earned based on the extent to which  financial targets for the awards have been achieved;

•	Payout opportunities can range from 0% to 200% of the target award opportunity;

•
Notionally earned performance-based stock units and performance-based cash, if any, vest and are payable at the end of the three-year cycle, with performance-based stock units payable in shares of common stock and performance-based cash awards settled in cash;

•
Dividend equivalents, which are credited to notionally earned performance-based stock units, are reinvested into additional stock units and paid at the end of the three-year cycle with the underlying and vested performance-based stock units.  Performance-based stock units that have not been notionally earned do not receive dividend equivalents; and

•	Since the performance period for each performance-based grant is three years, participants can have overlapping three-year award opportunities active at any time.

The financial metrics for the 2017 measurement period of the 2015-2017, 2016-2018, and 2017-2019 performance periods approved by the Compensation Committee at the beginning of 2017 were net income (80% weighting) and return on invested capital (20% weighting). The Compensation Committee selected these performance metrics because net income and prudent management of capital are essential to the strategic and financial goals of the Company over each measurement period and the full three-year performance period.

The ultimate value of performance-based stock units is based on the Company’s financial results and the stock price, which aligns with long-term stockholder value creation.  The ultimate value of performance-based cash is based solely on performance against the financial metrics.  In 2017, the potential payout on each of the financial metrics ranged from 0% to 200% of target.

The following table summarizes the threshold, target, and maximum performance goals for the 2017 measurement period of the 2015-2017, 2016-2018, and 2017-2019 performance periods, as compared to the performance results:

Performance Metric	Threshold Goal	Target Goal	Maximum Goal	Performance Result	Results as a Percent of Target

Net Income	$188,000,000	$250,000,000	$313,000,000	$139,840,000	55.9%

Return on Invested Capital	11.0%	15.0%	18.0%	10.6%	70.7%

Following is the calculation of Net Income for 2017 for long-term incentive purposes:

Net Income, as reported	$95,400,000
Plus: Net costs related to Albany tornado, net of tax of $1,829,000	3,740,000
Less: Product liability reserve adjustment, net of tax of $13,366,000	(27,334,000)
Plus: Tax reform legislation impact	55,791,000
Plus: Valuation allowance activity	12,243,000
Net Income	$139,840,000

Return on invested capital is calculated by dividing after tax operating profit from the Company’s financial statements by the Company’s total invested capital.  For 2017 long-term incentive compensation purposes, operating profit is adjusted for the impact of the Albany tornado and the product liability reserve adjustment, while the effective tax rate excludes the impact of tax reform legislation and valuation allowance activity.  Invested capital is the average of ending debt and equity for the last five quarters.

Following is the calculation of return on invested capital for 2017 for long-term incentive purposes:

Numerator:
Operating Profit	$271,724,000
Plus: Net costs related to Albany tornado	5,569,000
Less: Product liability reserve adjustment	$(40,700,000)
Adjusted Operating Profit	$236,593,000
Income Tax Expense on Adjusted Operating Profit	(76,609,000)

$159,984,000
Denominator:
Average of Debt and Equity	$1,508,398,000

Return on Invested Capital	10.60%

Performance-Based Stock Units

For the 2017-2019 performance period, the Compensation Committee granted individual target award opportunities for performance-based stock units, a portion of which could be notionally earned in 2017.

Presented below are the target numbers of performance-based stock units for the 2017 measurement period (or “tranche”) of the 2015-2017, 2016-2018, and 2017-2019 performance periods.

Named Executive Officer	Target Performance-Based Stock Unit Award For 2017
	2015-2017 Long-Term Incentive Performance Period	2016-2018 Long-Term Incentive Performance Period	2017-2019 Long-Term Incentive Performance Period
Mr. Hughes	3,096	3,416	9,830
Ms. Jones	2,497	2,557	2,823
Mr. Bollman	-	-	1,055
Mr. Zamansky	1,844	1,910	1,959
Ms. Harmon	1,844	1,892	1,878

Performance-Based Cash

For the 2017-2019 performance period, the Compensation Committee also granted individual target award opportunities for performance-based cash, a portion of which could be notionally earned in 2017.

Presented below are the target performance-based cash awards for the 2017 tranche of the 2015-2017, 2016-2018, and  2017-2019 performance periods:

	Target Performance-Based Cash Award For 2017
Named Executive Officer	2015-2017 Long-Term Incentive Performance Period		2016-2018 Long-Term Incentive Performance Period	2017-2019 Long-Term Incentive Performance Period
Mr. Hughes		$113,334	$125,556	$375,000
Ms. Jones	$	$ 91,389	$94,000	$107,667
Mr. Bollman		$-	$-	$45,302
Mr. Zamansky		$67,500	$70,200	$74,719
Ms. Harmon		$67,500	$69,534	$71,621

Amounts Notionally Earned for the 2017 Measurement Period

In 2017, there was an opportunity to notionally earn performance-based stock units and performance-based cash granted under the 2015-2017, the 2016-2018, and the 2017-2019 performance periods.    Presented below are the performance-based stock units (“PBUs”) and the performance cash notionally earned for the 2017 measurement period.

	2017 Measurement Period
	2015-2017 Performance Period		2016-2018 Performance Period		2017-2019 Performance Period
Named Executive Officer	PBUs	Performance Cash	PBUs	Performance Cash	PBUs	Performance Cash
Mr. Hughes	0	$0	0	$0	0	$0
Ms. Jones	0	$0	0	$0	0	$0
Mr. Bollman	0	$0	0	$0	0	$0
Mr. Zamansky	0	$0	0	$0	0	$0
Ms. Harmon	0	$0	0	$0	0	$0

Amounts Earned for the 2015-2017 Performance Period

The table below summarizes the awards which were notionally earned in 2015, 2016 and 2017 for the now completed 2015-2017 performance period.  These awards were paid in shares of common stock and cash in early 2018.

	2015-2017 Performance Period
	2015 Measurement Period		2016 Measurement Period		2017 Measurement Period		2015-2017 Total Earned
	200% Achievement		163.9% Achievement		0% Achievement
Named Executive Officer	PBUs	Performance Cash	PBUs	Performance Cash	PBUs	Performance Cash	PBUs	Performance Cash
Mr. Hughes	6,192	$226,668	5,075	$185,754	0	$0	11,267	$412,422
Ms. Jones	4,994	$182,778	4,093	$149,787	0	$0	9,087	$332,565
Mr. Bollman	0	$0	0	$0	0	$0	0	$0
Mr. Zamansky	3,688	$135,000	3,023	$110,633	0	$0	6,711	$245,633
Ms. Harmon	3,688	$135,000	3,023	$110,633	0	$0	6,711	$245,633

In accordance with the regulations established by the Securities and Exchange Commission for the 2017 Summary Compensation Table, the “Stock Awards” column for 2017 shows only the  PBU tranches granted in 2017.  The “Non-Equity Incentive Plan Compensation” column for 2017 shows the cash amounts notionally earned in 2015,  2016 and 2017 for the now completed 2015-2017 performance period because these cash amounts became nonforfeitable and were fully earned after the end of 2017  Likewise, in the 2017 Grants of Plan-Based Awards Table, the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column shows the performance cash tranches for each performance period.

Restricted Stock Units

The size of the restricted stock unit grants was determined with reference to the competitive benchmarking described on page 12, the Cooper Tire stock price, as well as individual performance and other long-term considerations.

The restricted stock units granted in 2017 generally vest in equal annual installments of one-third per year beginning one year after the date of grant and are presented in the 2017 Grants of Plan-Based Awards Table that follows the 2017 Summary Compensation Table.  Upon joining the Company, Mr. Bollman was awarded 11,644 restricted stock units which vest in equal annual installments over a four year period.

Retirement Benefits

In order to attract high caliber leadership and promote management continuity among our named executive officers, we provide the following retirement benefits:

•
401(k) Plan.  The Company provides a 401(k) retirement savings plan for eligible employees, including the named executive officers.  Under the Spectrum Retirement Savings Plan, in which the named executive officers participate, participants may choose to contribute up to the annual limit determined by the Internal Revenue Service (“IRS”).  In 2017, the Company provided each participant with a stated matching contribution of 100% of the first 1% of pay contributed by the employee and 50% of the next 5% of pay contributed by the employee.  In addition, the Company may make a discretionary contribution into the 401(k) plan on behalf of all employees eligible to participate in the Spectrum Retirement Savings Plan, up to the limits determined annually by the IRS.

•
Non-Qualified Supplementary Benefit Plan.  The Non-Qualified Supplementary Benefit Plan is a non-elective deferred compensation plan.  This plan is designed to make up for any qualified retirement plan benefits lost due to limits of the Code, and the named executive officers participate in the Non-Qualified Supplementary Benefit Plan only to the extent that full participation in our qualified plan is restricted by limits under the Code.

For the executives who participate in the Company’s long-term incentive plan, including the named executive officers, retirement eligibility is the earlier of the date the executive becomes age 65, or the date the sum of his or her years of continuous employment with the Company and his or her age equals at least 70 years.

Executive Deferred Compensation Plan

In order to provide executives an opportunity to defer earned salary or cash incentive awards, the Company offers a non-qualified deferred compensation plan.  In 2017, the plan allowed selected senior management employees, including our named executive officers, to elect to defer receipt of up to 80% of their base salary and up to 100% of their annual incentive compensation each year (subject to an aggregate $10,000 minimum per year), until a date or dates chosen by the participant.  We do not make matching or other employer contributions to the Executive Deferred Compensation Plan.  Amounts deferred into this plan are credited to a notional account that is notionally invested in the same investment vehicles offered in the 401(k) plan and/or Cooper Tire stock, at the participant’s election.  The plan does not provide any fixed, above-market earnings opportunity.  Detailed information about this plan is presented in the “2017 Non-Qualified Deferred Compensation Table” and related footnotes.  Effective December 31, 2017, future deferrals under this plan were suspended.

Perquisites and Other Compensation

We provide a limited annual allowance of $15,000 to cover the cost of financial planning services and an annual executive physical for our named executive officers.  There is minimal use of the Company plane for personal use, and we do not provide a tax gross-up on the imputed income associated with any personal use of the Company plane by an executive.  It is the Company’s policy to reimburse for and to gross up the imputed income associated with the travel costs of spouses who accompany the executives to participate in business-related activities.   The value of

the noted perquisites is detailed in the footnote to the “All Other Compensation” column of the 2017 Summary Compensation Table on page 25.

Other Program Design Elements

Requirements to Maintain a Minimum Level of Stock Ownership

We believe that our named executive officers, whose business decisions impact our operations and results, should obtain and maintain a reasonable equity ownership in the Company.  Toward that end, the Compensation Committee has established stock ownership guidelines for our named executive officers as outlined below for the named executive officers who were still serving as of December 31, 2017:

Officer	Ownership Guideline	Targeted Achievement Date
Mr. Hughes	5X Base Salary	September 1, 2021
Ms. Jones	3X Base Salary	December 3, 2019
Mr. Bollman	3X Base Salary	March 21, 2022
Mr. Zamansky	3X Base Salary	April 4, 2016

If any of our named executive officers do not satisfy the stock ownership guidelines in a timely manner, the Compensation Committee may take action, including requiring that 50% of an executive’s annual cash incentive be paid in stock; requiring that the executive retain 50% of the net after-tax shares following the exercise of any stock options or upon the vesting of other equity awards; requiring that 50% of the executive’s long-term incentive awards be paid in stock; or reducing the executive’s long-term incentive grants.  All named executive officers, except Mr. Bollman, who joined the Company in March 2017, had met their respective ownership requirements as of March 1, 2018.

Clawback Policy

Our Board has adopted a policy that permits us to recoup the incentive compensation paid to our executives in certain circumstances.  Under this policy, if the Company significantly restates its reported financial results, the Board will review the circumstances that caused such restatement, consider issues of accountability and oversight, and analyze the impact of such restatement on compensation paid or awarded to Company employees.  If the restatement is the result of fraud or misconduct, the Board may elect to recover all annual cash incentive awards, long-term incentive awards, and other incentive-based compensation paid to the employees who engaged in such fraud or misconduct.  Additionally, for participants in the Company’s long-term incentive plans, the Board may elect to recover amounts paid out to the extent the Company’s performance results were overstated as a result of such restatement, and, for all participants, the Board may adjust any unvested or notionally earned amounts related to the relevant measurement period(s) to reflect the restatement.  If the restatement is not the result of fraud or misconduct, the Board may adjust any unvested or notionally earned amounts related to the relevant measurement period(s) to reflect the restatement.  The policy also provides that if the Board determines that any employee has engaged in unethical conduct detrimental to the Company, the Board may seek recoupment of all annual cash incentives, long-term incentives, or other incentive-based compensation paid to such employee during the period(s) of such unethical behavior, and cancel all unvested or notionally earned incentive-based compensation related to such period(s).  Recovery under the Clawback Policy is in addition to any recoupment required or permitted by law, including the Sarbanes-Oxley Act of 2002 and common law, or by contract.

Hedging and Pledging Transactions

In order to align the interests of the Company’s officers and Directors with those of its stockholders and to address the potential appearance of improper or inappropriate conduct, the Board of Directors has adopted a policy with respect to hedging and pledging of Common Stock or other equity securities of the Company (“Company Securities”).  This anti-hedging policy prohibits Company officers and Directors, including certain family members of such persons, from hedging Company Securities, including short-selling, options, puts, calls, collars and exchange funds, as well as derivatives such as swaps, forwards and futures, or pledging or otherwise encumbering Company Securities as collateral for indebtedness. Persons subject to this policy will be afforded a reasonable opportunity to unwind or otherwise terminate any prohibited hedging transactions or arrangements existing as of the time such person becomes subject to the policy.

Tax Deductibility of Executive Compensation

The financial reporting and income tax consequences of the compensation elements are considered by the Compensation Committee when it analyzes the design and level of compensation.  The Compensation Committee balances its objective of ensuring effective and competitive compensation packages with  considerations related to the tax deductibility of compensation.

Section 162(m) of the Code generally provides that compensation in excess of $1 million paid to certain executive officers (and, beginning in 2018, certain former executive officers) will not be deductible. Historically, compensation that qualifies as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million limit, but this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available.  The Compensation Committee prior to 2018 generally attempted to design and administer  certain of the executive incentive programs of the Company to potentially qualify for the performance-based exemption.  However, it also reserved the right to provide compensation that did not or might not meet the exemption criteria if, in its sole discretion, it determined that doing so advanced the business objectives of the Company.

Based on the repeal described above and the operation of Section 162(m) of the Code, compensation granted by the Compensation Committee may not qualify as “performance-based compensation” under certain circumstances.  The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent needed for the Company to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as “performance-based compensation” may not so qualify.  Moreover, even if the Compensation Committee intended to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately be deductible.

In 2014, the Compensation Committee implemented a bonus pool approach to potentially preserve the ability to deduct compensation paid under the AIP and the performance-based long-term incentive programs. The bonus pool approach establishes a maximum dollar amount and a maximum number of share units that can be paid to the Chief Executive Officer and certain other named executive officers and excludes certain merger, acquisition, divestiture, or similar expenses.  The bonus pool formula for the 2017 AIP was based on the greater of 4% of operating profit or 5% of net cash provided by operating activities; the bonus pool formula for aggregate performance cash awarded under the 2017-2019 long-term incentive plan was based on the greater of 1.5% of cumulative operating profit for 2017, 2018, and 2019 or 2% of cumulative net cash provided by operating activities for 2017, 2018, and 2019; and the bonus pool for aggregate performance-based stock units awarded under the 2017-2019 long-term incentive plan was based upon 3% of cumulative operating profit for 2017, 2018, and 2019 or 4% of cumulative net cash provided by operating activities for 2017, 2018, and 2019, the greater of which is divided by the fair market value of the stock on the last day of the performance period. Within the limits of the respective bonus pools, the Compensation Committee determined the amounts paid under the annual and long-term incentive plans as previously described.

Employment Agreements and Change in Control Plan

The Company has no employment agreements with any of the named executive officers.

As a tool to facilitate attraction and retention of key executive talent, the Company has a change in control plan that covers each of the named executives.  Under this plan, benefits are received only in the event that an actual change in control and a qualifying termination occurs, or a qualifying termination occurs during a time when the Company is party to a definitive agreement, the consummation of which would result in a change in control, and thus such benefits are not considered part of annual compensation.  We believe that a change in control plan maintains productivity, facilitates a long-term commitment to the organization, and encourages retention if, and when, we are confronted with the potential disruptive impact of a change in control of the Company.

See “Potential Payments Upon Termination or Change in Control” beginning on page 32 for more information regarding these arrangements.

Compensation Plan for 2018

When setting executive compensation for 2018, the Compensation Committee took into account the results of the stockholder advisory vote on named executive officer compensation that occurred at the 2017 Annual Meeting of Stockholders.  As a substantial majority (approximately 95%) of the votes cast approved the compensation program described in our 2017 proxy statement, the Compensation Committee applied the same general principles in determining the amounts and types of executive compensation for 2018 as described below.

Base pay levels are set with reference to individual roles, impact, individual performance, and median levels of competitive market pay as determined by general market comparisons as described on page 12.

Annual cash incentive opportunity levels are benchmarked against competitive norms as measured against general industry data from Aon Hewitt’s TCM Survey for similar executive positions at the company’s described in the Peer Group for Pay Level Benchmarking on page 12.  Individual annual cash incentive opportunity levels are adjusted, if warranted, to maintain competitive compensation packages for our named executive officers.

The long-term incentive opportunity for 2018 includes approximately one-third performance-based stock units, one-third performance-based cash, and one-third RSUs. Individual long-term incentive targets are benchmarked against appropriate market data and adjusted, if warranted, to maintain competitive compensation opportunity for our named executive officers.

Executive Compensation Consultant Disclosure

During the 2017 fiscal year, the Compensation Committee engaged Exequity LLP to serve as an executive compensation consultant.  Exequity provides research, data analysis, survey information and design expertise in developing compensation programs for executives.  In addition, Exequity keeps the Compensation Committee apprised of regulatory developments and market trends related to executive compensation practices.  A representative of Exequity typically attends meetings of the Compensation Committee and is available to participate in executive sessions.   The Compensation Committee has considered the independence-related factors enumerated by the NYSE and the SEC and has concluded that Exequity is independent.  In addition, the Compensation Committee has concluded that the work of Exequity in 2017 did not raise any conflicts of interest.

Compensation-Related Risk Assessment

The Compensation Committee periodically reviews the incentive plan policies and practices that apply to all of our non-represented employees to determine whether such policies and practices are reasonably likely to have a material adverse effect on the Company.  As part of this process, during 2017, the Compensation Committee, with the assistance of management and the human resources department, conducted a formal assessment of these compensation plans and practices.  After conducting this assessment, both management and the Compensation Committee have determined that none of our compensation policies and practices creates any risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for its 2018 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, each as filed with the Securities and Exchange Commission.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A promulgated by the Securities Exchange Commission or Section 18 of the Exchange Act.

Respectfully submitted,

Robert D. Welding, Chairman
Steven M. Chapman
Susan F. Davis

EXECUTIVE COMPENSATION

The following tables and narratives provide descriptions of the cash compensation paid by the Company, as well as certain other compensation awarded, paid or accrued, to our 2017 named executive officers, consisting of:

•	Mr. Bradley E. Hughes, Chief Executive Officer & President;

•	Ms. Ginger M. Jones, Senior Vice President and Chief Financial Officer;

•
Mr. John J. Bollman, Senior Vice President and Chief Human Resources Officer and Mr. Stephen Zamansky, Senior Vice President, General Counsel and Secretary, who were our most highly compensated executive officers other than Mr. Hughes and  Ms. Jones, who were employed by the  Company as of December 31, 2017; and Ms. Brenda S. Harmon, former Senior Vice President and Chief Human Resources Officer, who retired from the Company on April 19, 2017.

2017 SUMMARY COMPENSATION TABLE

The following table shows compensation information for 2015, 2016, and 2017, as applicable, for our named executive officers.

Name and Principal Position(1)	Year	Salary	Bonus (2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total

Bradley E. Hughes	2017	$927,791	_	$1,748,491	_		$412,422	_	$173,797	$3,262,501
Chief Executive Officer,	2016	$693,038	_	$1,883,319	_		$1,488,288	_	$158,554	$4,223,199
& President	2015	$559,912	_	$713,325	_		$1,243,478	_	$92,377	$2,609,092

Ginger M. Jones	2017	$521,260	_	$623,600	_		$332,565	_	$93,445	$1,570,870
Senior Vice President and	2016	$499,036	_	$467,771	_		$584,041	_	$109,142	$1,659,990
Chief Financial Officer	2015	$470,574	_	$367,309	_		$705,000	_	$27,550	$1,570,433

John J. Bollman Senior Vice President and Chief Human Resources Officer	2017	$306,300	$50,000	$681,200	_	$	_	_	$35,345	$1,072,845

Stephen Zamansky	2017	$444,723	_	$442,159	_		$245,633	_	$69,689	$1,202,204
Senior Vice President,	2016	$430,401	_	$443,767	_		$713,036	_	$82,521	$1,669,725
General Counsel and Secretary	2015	$416,727	_	$449,096	_		$709,699	_	$56,957	$1,632,479

Brenda S. Harmon	2017	$135,598	_	$429,111	_		$245,633	_	$51,205	$861,547
Former Senior Vice	2016	$426,312	_	$446,560	_		$724,725	_	$91,161	$1,688,758
President and Chief Human Resources Officer	2015	$413,881	_	$459,835	_		$716,473	_	$60,050	$1,650,509

(1)
Mr. Hughes was appointed Chief Executive Officer & President effective September 1, 2016.  He previously served as Senior Vice President and Chief Operating Officer.  Mr. Bollman joined the Company on March 21, 2017, and Ms. Harmon retired from the Company on April 19, 2017.

(2)	Upon joining the Company, Mr. Bollman received a signing bonus of $50,000.

(3)
Except as otherwise noted below, the amounts shown do not reflect compensation actually received by the named executive officer.  The amounts shown in this column for 2017 are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification

(“FASB ASC”) Topic 718.  The assumptions made in the valuation are discussed in Note 12 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the twelve months ended December 31, 2017.  At maximum performance levels under the 2017 tranche of the 2015-2017 PBUs, the grant date value for each of the named executive officers was as follows: Mr. Hughes, $236,225; Ms. Jones, $190,521; Mr. Bollman, $0; Mr. Zamansky, $140,697; and Ms. Harmon, $140,697.  At maximum performance levels under the 2017 tranche of the 2016-2018 PBUs, the grant date value for each of the named executive officers was as follows: Mr. Hughes, $260,641; Ms. Jones, $195,099; Mr. Bollman, $0; Mr. Zamansky, $145,733; and Ms. Harmon, $144,360.   At maximum performance levels under the 2017 tranche of the 2017-2019 PBUs, the grant date value for each of the named executive officers was as follows: Mr. Hughes, $750,029; Ms. Jones, $215,395; Mr. Bollman, $90,603; Mr. Zamansky, $149,472; and Ms. Harmon, $143,291.

(4)
The amounts shown in this column for 2017 represent payouts in cash for performance under our annual cash incentive program and the performance-based cash notionally earned for the 2015, 2016 and 2017 tranches of the 2015-2017 long-term incentive plan.  This reporting reflects the fact that notionally earned amounts are not actually earned by the named executive officers until the completion of the full three–year performance period. As discussed under “Compensation Discussion and Analysis” above, these amounts were based on achievement of certain financial goals.  See “Compensation Discussion and Analysis” beginning on page 10 for more information about our annual cash incentive program and the performance-based component of the long-term incentive program.

(5)
The amounts shown in this column for 2017 represent other compensation and perquisites, including Company contributions to qualified and non-qualified defined contribution plans, and the incremental cost of executive physicals, expense allowances, financial planning services, personal use of Company aircraft and spouse and dependent travel.  The Company contributions to the non-qualified plan include contributions made in 2018 for the 2017 plan year.  Personal use of the Company plane is limited and charged based upon Cooper Tire’s operating costs.

Amounts received by each named executive officer for 2017 are identified and quantified in the table below:

Named Executive Officer	Company Contributions To Qualified Defined Contribution Plan	Company Contributions To Non-Qualified Defined Contribution Plan	Personal, Spouse, and Dependent Travel	Tax Gross-Up Related to Travel Costs	Financial Planning Services	Executive Physical	Expense Allowance	Total

Bradley E. Hughes	$18,847	$139,478	$3,102	$850	$9,500	$2,020	-	$173,797

Ginger M. Jones	$18,847	$67,219	—	—	$7,379	—	-	$93,445

John J. Bollman	$18,847	$3,923	—	—	$2,575	—	$10,000	$35,345

Stephen Zamansky	$18,847	$49,202	—	—	$1,640	—	-	$69,689

Brenda S. Harmon	$18,847	$24,575	$812	$271	$6,700	—	-	$51,205

2017 GRANTS OF PLAN-BASED AWARDS TABLE

The following table shows all plan-based awards granted to our named executive officers during 2017.  The unvested portion of the stock awards identified in this table are also reported in the “Outstanding Equity Awards at 2017 Fiscal Year-End Table” on page 29.  All awards were granted under our 2014 Incentive Compensation Plan.  For a summary of the incentive plan designs, see “Compensation and Discussion Analysis” beginning on page 10.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Type(1)	Grant Date (b)	$ Threshold ($)(2) (c)		$ Target ($)(3) (d)		$ Maximum ($)(4) (e)		# Threshold (#)(5) (f)	# Target (#)(6) (g)	# Maximum (#)(7) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (8) (i)
Bradley E.	AIP			$533,649		$1,067,298		$2,134,596	_	_	_	_		_
Hughes	PBU1	2/15/17	$	_	$	_	$	_	1,548	3,096	6,192	_		$118,112
	PBU2	2/15/17	$	_	$	_	$	_	1,708	3,416	6,832	_		$130,320
	PBU3	2/15/17	$	_	$	_	$	_	4,915	9,830	19,660	_		$375,015
	PBU4	2/15/17		$56,667		$113,334		$226,668	_	_	_	_	$	_
	PBU5	2/15/17		$62,778		$125,556		$251,112	_	_	_	_	$	_
	PBU6	2/15/17		$187,500		$375,000		$750,000	_	_	_	_	$	_
	RSU	2/15/17	$	_	$	_	$	_	_	_	_	29,490		$1,125,044

Ginger M.	AIP	2/15/2017		$195,380		$390,760		$781,520
Jones	PBU1	2/15/2017	$	_	$	_	$	_	1,249	2,497	4,994			$95,261
	PBU2	2/15/2017	$	_	$	_	$	_	1,279	2,557	5,114			$97,550
	PBU3	2/15/2017	$	_	$	_	$	_	1,412	2,823	5,646			$107,697
	PBU4	2/15/2017		$45,695		$91,389		$182,778	_	_	_	_
	PBU5	2/15/2017		$47,000		$94,000		$188,000					$	_
	PBU6	2/15/2017		$53,834		$107,667		$215,334	_	_	_	_	$	_
	RSU											8,469		$323,092

John J.	AIP	3/21/17		$94,028		$188,055		$376,110	_	_	_	_
Bollman	PBU1	3/21/17	$	_	$	_	$	_	_	_	_	_
	PBU2	3/21/17	$	_	$	_	$	_	_	_	2,110	_
	PBU3	3/21/17	$	_	$	_	$	_	528	1,055	_	_		$45,302
	PBU4	3/21/17	$		$	_	$	_	_	_	_	_	$	_
	PBU5	3/21/17	$	_	$	_	$	_	_	_	_	_	$	_
	PBU6	3/21/17		$22,651		$45,302		$90,604	_	_	_	_	$	_
	RSU	3/21/17	$	_	$	_	$	_	_	_	_	14,809		$635,898

Stephen	AIP	2/15/2017		$144,581		$289,161		$578,322
Zamansky	PBU1	2/15/2017	$	_	$	_	$	_	922	1,844	3,688	_		$70,349
	PBU2	2/15/2017	$	_	$	_	$	_	955	1,910	3,820	_		$72,867
	PBU3	2/15/2017	$	_	$	_	$	_	980	1,959	3,918	_		$74,736
	PBU4	2/15/2017		$33,750		$67,500		$135,000	_	_	_	_
	PBU5	2/15/2017		$35,100		$70,200		$140,400	_	_	_	_
	PBU6	2/15/2017		$37,360		$74,719		$149,438	_	_	_	_
	RSU											5,877		$224,208

Brenda S.	AIP	2/15/2017		$41,324		$82,648		$165,296
Harmon	PBU1	2/15/2017	$	_	$	_	$	_	922	1,844	3,688	_		$70,349
	PBU2	2/15/2017	$	_	$	_	$	_	946	1,892	3,784	_		$72,180
	PBU3	2/15/2017	$	_	$	_	$	_	939	1,878	3,756	_		$71,646
	PBU4	2/15/2017		$33,750		$67,500		$135,000	_	_	_	_
	PBU5	2/15/2017		$34,767		$69,534		$139,068	_	_	_	_
	PBU6	2/15/2017		$35,811		$71,621		$143,242	_	_	_	_
	RSU											5,634		$214,937

(1)
AIP = Annual Incentive Plan; PBU1 = Performance-based stock units granted in the 2017 tranche of the 2015-2017 Long-Term Incentive Plan; PBU2 = Performance-based stock units granted in the 2017 tranche of the 2016-2018

Long-Term Incentive Plan; PBU3 = Performance-based stock units granted in the 2017 tranche of the 2017-2019 Long-Term Incentive Plan; PBU4 = Performance-based cash granted in the 2017 tranche of the 2015-2017 Long-Term Incentive Plan; PBU5 = Performance-based cash granted in the 2017 tranche of the 2016-2018 Long Term Incentive Plan; PBU6 = Performance-based cash granted in the 2017 tranche of the 2017-2019 Long Term Incentive Plan; RSU = Restricted Stock Units.

(2)
The amounts shown in column (c) with respect to AIP represent the threshold opportunity if all of the performance metrics are met.  The threshold payout is based on corporate operating profit of $295,000,000 and achievement of corporate free cash flow of $70,000,000. The amounts shown in column (c) with respect to PBU4, PBU5, and PBU6 represent the threshold amount of performance-based cash that the executive would notionally earn for 2017 performance under the 2015-2017, 2016-2018, and 2017-2019 measurement periods of our Long-Term Incentive Plan, if the 2017 performance is $188,000,000 for corporate net income and return on invested capital of 11.0 percent.  If the 2017 performance is below the applicable threshold levels, our executives would not receive any payout of the performance-based cash awarded to them.

(3)
The amounts shown in column (d) with respect to AIP represent the target opportunity if both of the performance metrics are met. The target payout is based on corporate operating profit of $395,000,000 and achievement of corporate free cash flow of $100,000,000. The amounts shown in column (d) with respect to PBU4, PBU5, and PBU6 represent the amount of performance-based cash that the executive would notionally earn for 2017 performance under the 2015-2017, 2016-2018, and 2017-2019 measurement periods of our Long-Term Incentive Plan, if the 2017 performance is $250,000,000 for corporate net income and a return on invested capital of 15.0 percent of target (the payout is 100 percent of the executives’ targeted payout amounts).

(4)
The amounts shown in column (e) with respect to AIP represent the maximum opportunity if both of the maximum-level performance metrics are met.  The maximum payout amounts are capped at 200 percent of the executives’ targeted payout amounts.  Maximum payout is earned on performance equal to or exceeding $495,000,000 for the corporate operating profit and achieving or exceeding corporate free cash flow of $175,000,000.  The amounts shown in column (e) with respect to PBU4, PBU5, and PBU6 represent the maximum amount of performance-based cash that the executive would notionally earn for 2017 performance under the 2015-2017, 2016-2018, and 2017-2019 measurement periods of our Long-Term Incentive Plan. The payout amounts are capped at 200 percent of the executives’ targeted payout amounts.  Maximum payout is earned on performance equal to or exceeding $313,000,000 for corporate net income and a return on invested capital of or exceeding 18.0 percent.

(5)
The amounts shown in column (f) represent the threshold number of performance-based stock units that the executive would notionally earn for 2017 performance under the 2015-2017, 2016-2018, and 2017-2019 measurement periods of our Long-Term Incentive Plan, if the 2017 performance is $188,000,000 for corporate net income and a return on invested capital of 11.0 percent (in each case, the payout would have been 50 percent of the executives’ targeted payout amounts).  If the 2017 performance is below the applicable targets, our executives would not receive any payout of the performance-based stock units awarded to them.

(6)
The amounts shown in column (g) represent the target number of performance-based stock units that the executive would notionally earn for 2017 performance under the 2015-2017, 2016-2018, and 2017-2019 measurement periods of our Long-Term Incentive Plan, if the 2017 performance is $250,000,000 for corporate net income and a return on invested capital of 15.0 percent (the payout is 100 percent of the executives’ targeted payout amounts).

(7)
The amounts shown in column (h) represent the maximum number of performance-based stock units that the executive would notionally earn for 2016 performance under the 2014-2016, 2015-2017, and 2016-2018 measurement periods of our Long-Term Incentive Plan. Maximum payout is earned on performance equal to or exceeding $313,000,000 of corporate net income and a return on invested capital of or exceeding 18.0 percent. The maximum payout amounts are capped at 200 percent of the executives’ targeted payout amounts.

(8)
The amounts in column (i) represent the grant date fair value as of the grant date of stock awards determined pursuant to FASB ASC Topic 718.  The assumptions made in the valuation are discussed in Note 12 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the twelve months ended December 31, 2017.

For more information about the compensation arrangements in which our named executive officers participate, see “Compensation Discussion and Analysis” beginning on page 10.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END TABLE

The following table shows all outstanding equity awards (stock options, performance-based stock units that have not been earned, and unvested restricted stock units) held by our named executive officers at the end of 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)

Bradley E. Hughes	26,760		$25.425	February 21, 2013	February 21, 2023	—	—	—	—
	32,475		$23.960	February 20, 2014	February 20, 2024	—	—	—	—
						68,136	$2,408,608	23,076	$815,737
	59,235

Ginger M. Jones						20,626	$729,129	8,203	289,976

John J. Bollman						14,976	$529,402	2,110	$74,589

Stephen Zamansky						14,934	$527,917	5,828	$206,020

Brenda S. Harmon	18,000		$22.970	February 23, 2011	February 23, 2021	—	—	—	—
	17,553		$25.425	February 21, 2013	February 21, 2023	—	—	—	—
	19,971		$23.960	February 20, 2014	February 20, 2024	—	—	—	—

	55,524					3,137	$110,893	—	—

(1)	The stock options vest in one-third increments on each of the first three anniversaries of the grant.

(2)
Includes dividend equivalent units earned on outstanding restricted stock units.  The amounts reported in this column will vest:  for Mr. Hughes, as to 9,939 units on February 14, 2018, as to 3,497 units on February 17, 2018, as to 3,206 units on February 18, 2018, as to 11,229 units on September 1, 2018, as to 5,663 units on December 31, 2018, as to 9,939 units on February 14, 2019, as to 3,497 units on February 17, 2019, as to 11,229 units on September 1, 2019, and as to 9,939 units on February 14, 2020; for Ms. Jones, as to 2,855 units on February 14, 2018, as to 2,618 units on February 17, 2018, as to 2,587 units on February 18, 2018, as to 4,239 units on December 31, 2018, as to 2,855 units on February 14, 2019, as to 2,618 units on February 17, 2019, and as to 2,855 units on February 14, 2020; for Mr. Bollman, as to 4,011 units on March 20, 2018, 4,011 units on March 20, 2019, as to 4,011 units on March 20, 2020, and as to 2,944 units on March 20, 2021; for Mr. Zamansky, as to 1,981 units on February 14, 2018, as to 1,956 units on February 17, 2018, as to 1,911 units on February 18, 2018, as to 3,167 units on December 31, 2018, as to 1,981 units on February 14, 2019, as to 1,956 units on February 17, 2019, as to 1,981 units on February 14, 2020, and for Ms. Harmon, as to 3,137 units on December 31, 2018.

(3)	Value is based on the closing price of our common stock of $35.35 on December 29, 2017, as reported on the New York Stock Exchange.

(4)
Reflects the target payout opportunity for 2018 and 2019 performance periods under the 2016-2018 and 2017-2019 measurement periods of our Long-Term Incentive Plan.  The target payout opportunities for 2018 under the 2016-2018 measurement period (3,416 units for Mr. Hughes, 2,557 units for Ms. Jones, 0 units for Mr. Bollman, and 1,910 units for Mr. Zamansky), if earned, will vest on December 31, 2018.    The target payout opportunities for each of 2018 and 2019 under the 2017-2019 measurement period (9,830 and 9,830 units for Mr. Hughes, 2,823 and 2,823 for Ms. Jones,  1,055 and 1,055 for Bollman, and 1,959 and 1,959 units for Mr. Zamansky), if earned will vest on December 31, 2019.   In the event of death, disability, or retirement during a measurement period, performance awards under the Long-Term Incentive plans are prorated for a period of time that the grantee was employed during the measurement period.  Retirement is defined as the earlier of age 65 or the date on which the grantee’s years of age and service equal 70.

2017 OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows our named executive officers’ exercises of stock options, plus the value realized at exercise by each named executive officer, and restricted stock awards that vested, plus the value realized by each named executive officer as a result of such vesting, during 2017.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Bradley E. Hughes	—	—	35,220	$1,353,832
Ginger M. Jones	—	—	20,668	774,602
John J. Bollman	—	—	—	—
Stephen Zamansky	7,241	$298,546	15,485	$627,924
Brenda S. Harmon	__	__	21,903	$868,733

(1)	These amounts represent the fair market value of our common stock on the vesting date or distribution date multiplied by the number of shares that vested or were distributed.

2017 NON-QUALIFIED DEFERRED COMPENSATION TABLE

This table shows certain information for 2017 for each of our named executive officers under our non-qualified deferred compensation plans and programs.

Name	Executive Contributions In Last FY ($)(1)	Company Contributions In Last FY ($)(2)	Aggregate Earnings In Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/17 ($)(4)
Bradley E. Hughes Non-Qualified Supplementary Benefit Plan	—	$139,478	$6,103	—	$475,381

Ginger M. Jones Non-Qualified Supplementary Benefit Plan	—	$67,219	$2,468	—	$174,644

John J. Bollman Non-Qualified Supplementary Benefit Plan	—	$3,923	—	—	$3,923

Stephen Zamansky Non-Qualified Supplementary Benefit Plan	—	$49,202	$4,631	—	$213,816

Brenda S. Harmon Non-Qualified Supplementary Benefit Plan	—	—	$15,959	$(308,752)	$0

(1)	The amounts reported as Executive Contributions are fully reported in the 2017 Summary Compensation Table.

(2)
The amounts reported as Company Contributions include amounts with respect to both base salary and annual incentive compensation earned by each named executive officer for 2017.  These amounts include contributions made in 2018 with respect to 2017.  All of these amounts are reported as All Other Compensation in the 2017 Summary Compensation Table.

(3)	None of the amounts reported as Aggregate Earnings are reported in the 2017 Summary Compensation Table.

(4)
The Aggregate Balance at December 31, 2017, includes deferred compensation and Company contributions which were reported in the Summary Compensation Table for this year and prior year proxies.  The amounts are $475,381 for Mr. Hughes; $161,280 for Ms. Jones; $3,923 for Mr. Bollman; $163,195 for Mr. Zamansky and $0 for Ms. Harmon.

For more information about our non-qualified deferred compensation programs, see “Compensation  Discussion and Analysis” beginning on page 10.

Non-Qualified Supplementary Benefit Plan

The Non-Qualified Supplementary Benefit Plan is a non-elective deferred compensation plan.  The named executive officers participate in the Non-Qualified Supplementary Benefit Plan only to the extent that full participation in our qualified 401(k) plan (the Spectrum Investment Savings Plan) is restricted by limits under the Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We are generally obligated to provide our named executive officers with certain payments or other forms of compensation upon a termination of employment or a change in control.  The forms of such termination can involve voluntary termination, retirement, involuntary termination without cause, for cause termination, termination following a change in control, and the disability or death of the executive.  The disclosure below describes the circumstances under which we may be obligated to provide our named executive officers (other than Ms. Harmon) with payments or compensation.  Additionally, the tables below reflect the estimated amounts of payments or compensation each of our named executive officers (other than Ms. Harmon) may receive under particular circumstances in the event of termination of such named executive officer’s employment.  Ms. Harmon did not receive any additional compensation in connection with her retirement from the Company.

Payments Made Upon Retirement, Death, or Disability

Upon (i) retirement by a named executive officer who is eligible to retire or (ii) death or disability, named executive officers receive the following:

•
Prorated incentive (annual and long-term) compensation through the date of termination based upon actual performance through the end of the applicable measurement period(s) to be distributed in accordance with the terms of the plans;

•	Accrued and vested retirement benefits;

•
Upon death or disability, stock options fully vest and are exercisable for twelve (12) months; upon retirement, stock options continue to vest in accordance with the terms of the plans and are exercisable for five years from the date of retirement; and

•	Unvested restricted stock unit awards vest upon retirement, death, or disability and are distributable in accordance with participant elections under the terms of the plan

Payments Made Upon Voluntary or Involuntary Termination Without Cause

Upon voluntary or involuntary termination without cause, named executive officers are entitled to payment of any earned and unpaid base pay as of the date of termination and vested benefits in accordance with the terms of the applicable plans.

•
Notionally earned performance units and cash under long-term compensation plans and annual incentive plans for completed performance periods vest in full upon certification by the Compensation Committee.

•	Vested stock options at the date of termination are exercisable for thirty (30) days for voluntary termination; ninety (90) days for involuntary termination without cause.

Payments Made Upon Termination for Cause

Upon termination for cause, named executive officers are entitled to payment of any earned and unpaid base pay as of the date of termination and vested benefits in accordance with the terms of the applicable plans.  All unpaid notionally earned annual and long-term compensation, stock options, and unvested restricted stock units are immediately forfeited.

Payments Made in Connection with a Change in Control

Following a change in control or a qualified pre-change in control termination such as when the Company is party to a definitive agreement the consummation of which would result in a change in control, named executive officers are entitled to receive the following payments and benefits:

Benefits upon closing of the change in control or a qualified termination under a potential change in control.

•	Payment of notionally earned and unpaid annual and long-term incentive compensation;

•	Prorated target for annual or long-term incentive compensation that is not notionally earned;

•
If the time-based restricted stock units or stock option awards are not assumed by the successor upon the change in control, the restricted stock units and stock options vest upon the change in control.  Stock options remain exercisable for 90 days following termination. Restricted stock units and stock options may be converted to cash if the acquiring company does not assume responsibility for the obligation; and

•
Upon a qualified termination under a potential change in control only, accelerated vesting of all then unvested time-based restricted stock units and stock option awards with payment of restricted stock units in accordance with the participant elections under terms of the plan and stock options are exercisable for 90 days following termination.

Additional benefits upon a termination without cause or a voluntary termination due to good reason within two years after a change in control.

•
Prorated annual incentive compensation from the date of the beginning of the performance period through the date of termination for awards or programs in which the executive participates at target levels;

•
If the time-based restricted stock units or stock option awards are assumed by the successor upon the change in control, accelerated vesting of all then unvested time-based restricted stock units and stock option awards with payment in accordance with the terms of the applicable plans (stock options will be subject to exercise for 90 days following termination);

•
An amount equal to three times the sum of the chief executive officer’s annual base pay plus target annual incentive compensation at the greater of the amount at termination or immediately prior to the change in control; two times the sum for all other named executive officers.

•	36 months for Mr. Hughes and 24 months for all other named executive officers of continuation of life, accident, and health benefits, subject to mitigation;

•	Outplacement services for 12 months, in an amount up to 15% of the named executive officer’s base salary; and

•
If the parachute payments on an after-tax basis exceed 110% of the parachute payments that would have been received calculated without a reduction to the “Section 280G safe harbor limit,” the payments are not cut back to the “Section 280G safe harbor limit,” otherwise they are cut back.  In any event, there is no tax gross-up for excise taxes.

All post-termination payments are conditioned upon the execution by the executive at the time of termination of a release of all claims against the Company.

Tabular Disclosure

Except as otherwise indicated, the amounts shown in the tables below assume that a named executive officer was terminated and, as applicable, a change in control occurred as of December 29, 2017, and that the price of our Common Stock equals $35.35, which was the closing price of our Common Stock on December 29, 2017, as reported on the New York Stock Exchange.  Actual amounts that we may pay to any named executive officer upon termination of employment, however, can only be determined at the time of such named executive officer’s actual separation from Cooper Tire.

Bradley E. Hughes

The following table shows the potential payments upon termination under various circumstances for Bradley E. Hughes, Chief Executive Officer and President.

Benefits and Payments Upon Termination	Retirement on 12/29/17 (A)	Termination by Death on 12/29/17	Termination by Disability on 12/29/17	Termination Without Cause or for Good Reason on 12/29/17	Termination for Cause or Without Good Reason on 12/29/17	Termination Subsequent to a Change in Control on 12/29/17

Compensation:
Base Salary(1)	$-
Annual Incentive Compensation(2)	$-
Cash Severance - Base Salary and Target Annual Incentive Compensation Multiple(3)	$-					6,051,713
Long-Term Incentive - Performance-Based Stock Units and Cash(4)	$-	1,223,902	1,223,902	817,934		1,223,902
Stock Options(5)	$-	635,483	635,483	635,483		635,483
Restricted Stock Units(6)	$-	2,208,421	2,208,421			2,208,421

Benefits and Perquisites:
Non-Qualified Supplementary Benefit Plan(7)	$-	475,380	475,380	475,380	475,380	475,380
Executive Deferred Compensation Plan	$-
Life, Accident, and Health Insurance(8)	$-					48,477
Outplacement Services(9)	$-					140,738
Total	$-	4,543,186	4,543,186	1,928,797	475,380	10,784,114

(A)	Not eligible for retirement at 12/29/17.

Ginger M. Jones

The following table shows the potential payments upon termination under various circumstances for Ginger M. Jones, Senior Vice President and Chief Financial Officer.

Benefits and Payments Upon Termination	Retirement on 12/29/17 (A)	Termination by Death on 12/29/17	Termination by Disability on 12/29/17	Termination Without Cause or for Good Reason on 12/29/17	Termination for Cause or Without Good Reason on 12/29/17	Termination Subsequent to a Change in Control on 12/29/17

Compensation:
Base Salary(1)	$-
Annual Incentive Compensation(2)	$-
Cash Severance - Base Salary and Target Annual Incentive Compensation Multiple(3)	$-					1,837,500
Long-Term Incentive - Performance-Based Stock Units and Cash(4)	$-	963,626	963,626	659,714		963,626
Stock Options(5)	$-	_	_	_	_	_
Restricted Stock Units(6)	$-	579,280	579,280	_	_	579,280

Benefits and Perquisites:
Pension Plan and Non-Qualified Supplementary Benefit Plan(7)	$-	174,644	174,644	174,644	174,644	174,644
Executive Deferred Compensation Plan	$-
Life, Accident, and Health Insurance(8)	$-					30,317
Outplacement Services(9)	$-					78,750
Total	$-	1,717,550	1,717,550	834,358	174,644	3,664,117

(A)	Not eligible for retirement at 12/29/17.

John J. Bollman

The following table shows the potential payments upon termination under various circumstances for John J. Bollman, Senior Vice President and Chief Human Resources Officer.

Benefits and Payments Upon Termination	Retirement on 12/29/17 (A)		Termination by Death on 12/29/17	Termination by Disability on 12/29/17	Termination Without Cause or for Good Reason on 12/29/17	Termination for Cause or Without Good Reason on 12/29/17	Termination Subsequent to a Change in Control on 12/29/17

Compensation:
Base Salary(1)		$-
Annual Incentive Compensation(2)	$
Cash Severance - Base Salary and Target Annual Incentive Compensation Multiple(3)		$-					1,198,770
Long-Term Incentive - Performance-Based Stock Units and Cash(4)	$
Stock Options(5)	$
Restricted Stock Units(6)	$		529,402	529,402			529,402

Benefits and Perquisites:
Pension Plan and Non-Qualified Supplementary Benefit Plan(7)		$-	3,923	3,923	3,923	3,923	3,923
Executive Deferred Compensation Plan		$-
Life, Accident, and Health Insurance(8)		$-					23,499
Outplacement Services(9)		$-					60,000
Total	$		533,325	533,325	3,923	3,923	1,815,594

(A)	Not eligible for retirement at 12/29/17.

Stephen Zamansky

The following table shows the potential payments upon termination under various circumstances for Stephen Zamansky, Senior Vice President, General Counsel and Secretary.

Benefits and Payments Upon Termination	Retirement on 12/29/17 (A)	Termination by Death on 12/29/17	Termination by Disability on 12/29/17	Termination Without Cause or for Good Reason on 12/29/17	Termination for Cause or Without Good Reason on 12/29/17	Termination Subsequent to a Change in Control on 12/29/17

Compensation:
Base Salary(1)	$-
Annual Incentive Compensation(2)	$-
Cash Severance - Base Salary and Target Annual Incentive Compensation Multiple(3)	$-					1,481,205
Long-Term Incentive - Performance-Based Stock Units and Cash(4)	$-	714,289	714,289	487,261		714,289
Stock Options(5)	$-
Restricted Stock Units(6)	$-	415,963	415,963			415,963

Benefits and Perquisites:
Pension Plan and Non-Qualified Supplementary Benefit Plan(7)	$-	213,816	213,816	213,816	213,816	213,816
Executive Deferred Compensation Plan	$-
Life, Accident, and Health Insurance(8)	$-					29,455
Outplacement Services(9)	$-					67,328
Total	$-	1,344,068	1,344,068	701,077	213,816	2,922,056

(A)	Not eligible for retirement at 12/29/17.

Footnotes for Tabular Disclosure

(1)	As of December 29, 2017, the amount of base salary payable to the named executive officers for services rendered during 2017 has been paid.

(2)
Amounts shown are actual amounts payable in early 2018, if any, based upon achieved performance metrics established for 2017 although the payments could be different for a termination during the year under the various listed terminations.

(3)
Mr. Hughes would receive three (3) times the sum of base salary as of the end of 2017 plus target annual cash incentive compensation for termination due to change in control.  Other named executive officers would receive an amount equal to two (2) times the sum of the same amount.  Any required reduction due to a Section 280G related excise tax “Cap” for other named executives due to a change in control adjusts the cash severance.

(4)
Amounts shown are based on the performance-based stock units and performance-based cash earned as of December 29, 2017, as part of the 2015-2017, the 2016-2018, and the 2017-2019 long-term incentive programs’ performance-based grants.  Units were valued at the closing price of our common stock at December 29, 2017.

(5)
Total in-the-money/intrinsic dollar value of vested and non-vested stock options for change in control.  Total in-the-money/intrinsic dollar value of vested and non-vested stock options for retirement, disability, or death with specific periods for exercise.

(6)
Total dollar value of vested and non-vested restricted stock units for retirement, disability, death, and termination in connection with a change in control.  Total dollar value of only vested restricted stock units for termination with cause or without good reason.  When restricted units become vested, the grantee shall receive shares of common stock equal to the number of restricted units granted in addition to dividend equivalents earned.  The common stock is to be delivered on the date specified by the grantee in their restricted stock award agreement.

(7)	All vested Non-Qualified Supplementary Benefit Plan retirement plus investment savings benefits are payable to all participants upon termination.

(8)	Present value of 36 months for Mr. Hughes and 24 months for all other named executive officers of coverage for Company-provided life, accident, and health benefits.

(9)	The amount shown reflects the total amount payable for outplacement assistance for, Ms. Jones, and Messrs. Hughes, Bollman and Zamansky, which is equal to 15% of current base salary.

2017 DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($) (d)	Total ($) (h)
Thomas P. Capo	$234,000	$125,000	—	$359,000
Steven M. Chapman	$100,000	$125,000	—	$225,000
Susan F. Davis	$100,000	$125,000	—	$225,000
John J. Holland	$120,000	$125,000	—	$245,000
Tracey I. Joubert*	—	—	—	—
John F. Meier*	$28,750	—	—	$28,750
Gary S. Michel	$100,000	$125,000	—	$225,000
John H. Shuey	$100,000	$125,000	—	$225,000
Robert D. Welding	$114,250	$125,000	—	$239,250

(1)
The amounts listed under “Fees Earned or Paid in Cash” represent the compensation amounts discussed in the narration below.  The only non-employee Director who deferred fees reported in column (b) initially into phantom stock units under our Directors’ deferral plan, as described below, was Mr. Chapman who deferred $100,000.

(2)
These amounts are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  See Note 8 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the  year ended December 31, 2017, for details as to the assumptions used to determine the fair value of the phantom stock awards.  The non-employee Directors had phantom stock awards outstanding as of December 31, 2017, for the following number of shares:   Mr. Capo, 54,368; Mr. Chapman, 111,558; Ms. Davis, 7,070; Mr. Holland, 110,579; Ms. Joubert 0; Mr. Michel, 7,070; Mr. Shuey, 3,247; and Mr. Welding, 70,219.  Each non-employee Director, other than Ms. Joubert, who joined the Board on November 16, 2017, and Mr. Meier, who resigned from the Board on January 10, 2017, received an annual grant of phantom stock awards of: 3,180.7 units on May 5, 2017.  The entire grant date fair value (including amounts reported for 2017) of the phantom stock awards issued to each of the non-employee Directors other than Ms. Joubert in 2017 was $125,000.

*	Ms. Joubert joined the Board on November 16, 2017, and Mr. Meier resigned from the Board on January 10, 2017.

Our Board of Directors makes compensation decisions for our non-employee Directors upon the recommendation of the Nominating and Governance Committee.  Compensation of Directors is reviewed on an annual basis utilizing benchmarks and trends in director compensation provided by an independent consultant. Except as noted in the footnotes above, our non-employee Directors received the following compensation on an annual basis for the period January 1, 2017 through December 31, 2017:

•	Each non-employee Director received an annual retainer of $100,000. There were no fees for attendance at meetings of the Board of Directors and meetings of the Committees of the Board of Directors;

•	The non-executive Chairman of the Board received an additional annual fee of $125,000 for serving in that capacity;

•	The Chair of the Audit Committee received an additional annual fee of $20,000 for serving in that capacity;

•	The Chair of the Compensation Committee received an additional annual fee of $15,000 for serving in that capacity; and

•	The Chair of the Nominating and Governance Committee received an additional annual fee of $12,000 for serving in that capacity.

Additionally, each non-employee Director received an annual grant of phantom stock units in an amount equal to $125,000 divided by the average of the highest and the lowest quoted selling price of a share of the Company’s common stock, as reported on the New York Stock Exchange Composite Tape, on the grant date for that particular year.

Also, effective May 9, 2014, the Company changed the Share Ownership Guidelines for non-employee Directors from unit-based to monetary-based.  All Directors are required to own at least $500,000 of our common stock, excluding options, and have five years from the date they join the Board to meet this requirement.  As of the date of this proxy statement, each of our Directors, except Gary Michel, who joined the Board in October 2015,  Susan Davis, who joined the Board in February 2016, and Tracey Joubert, who joined the Board in November 2017, has met this requirement.

Our non-employee Directors also participate in our Amended and Restated 1998 non-employee Directors Compensation Deferral Plan, which we refer to as the Directors’ deferral plan.  The Directors’ deferral plan permits our non-employee Directors to defer some or all of the fees payable to them for service on the Board of Directors.  The amounts that our non-employee Directors defer, and dividend equivalents on those amounts, are converted to phantom stock units and credited to a bookkeeping account established for this purpose, or are invested in various alternative investment funds available from time to time.  Deferred amounts may be transferred from phantom stock units into the alternative investment funds, but not back into phantom stock units.  The amount of alternative investment funds will be equal to (1) the amount of phantom stock units to be transferred multiplied by (2) the average of the highest and the lowest quoted selling price of a share of our common stock, as reported on the New York Stock Exchange Composite Tape, on the date the phantom stock units were transferred (or, if there were no sales on the date the phantom stock units were transferred, the next preceding date during which a sale of our common stock occurred).

PAY RATIO DISCLOSURE

For 2017, the ratio of the annual total compensation of Mr. Hughes, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Hughes) (“Median Annual Compensation”), was 70 to 1.  We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.  In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.”  For purposes of this disclosure, the date used to identify the Median Employee was October 31, 2017 (the “Determination Date”).

For purposes of this pay ratio disclosure, CEO Compensation was determined to be $3,262,501 which amount represents the total compensation reported for Mr. Hughes under the “2017 Summary Compensation Table” for 2017.  Median Annual Compensation was determined to be $46,482 and was calculated by totaling for our Median Employee all applicable elements of compensation for 2017 in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we measured compensation for the period beginning on January 1, 2017 and ending on October 31, 2017 for 9,053 U.S. and non-U.S. employees, representing all full-time, part-time, seasonal and temporary employees for us and our consolidated subsidiaries as of the Determination Date.  This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules.

This compensation measurement was calculated by totaling, for each employee, annual compensation which is defined as base salary, overtime wages, production allowances, commissions and bonus which represents the consistently applied compensation measure that we used for our pay ratio determination.  Specifically excluded from the consistently applied compensation measure were relocation expense, severance payments and ex-patriate allowances.  Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure.

A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2017.  In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board evaluates risk both collectively and as a function of its respective committees, including general oversight of (i) achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value (ii) the financial exposure of the Company, (iii) risk exposure as related to overall Company portfolio and impact on earnings, (iv) oversight for information technology security and risk, and (v) all systems, processes, and organizational structure and people responsible for finance and risk functions.  Our Audit Committee assists our Board in fulfilling its oversight responsibilities by regularly reviewing risks associated with financial and accounting matters, as well as those related to financial reporting.  In this regard, our Audit Committee monitors compliance and regulatory requirements and internal control systems.  Our Audit Committee also reviews the process by which enterprise risk management is undertaken by the Company.

Our Compensation Committee assists the Board with risk oversight through its review of compensation programs to help ensure such programs do not encourage excessive risk-taking.  The Compensation Committee reviews base compensation levels, incentive compensation and succession plans to confirm the Company has appropriate practices in place to support the retention and development of the employees necessary to achieve the Company’s business goals and objectives.

The Board receives regular updates from these committees regarding their activities and also regularly reviews other risks, including risks of a more strategic nature. Key risks associated with the strategic plan of the Company are reviewed annually at a designated meeting of the Board and on an ongoing basis throughout the year. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also in determination of what constitutes an appropriate level of risk for the Company.

While our Board and its committees oversee risk management, the senior management team of the Company is charged with managing risk. The Company has a strong enterprise risk management process for identifying, assessing and managing risk, as well as monitoring the performance of risk mitigation strategies. The governance of this process is effected through the executive sponsorship of our senior management, and is led by officers and senior managers responsible for working across the business to manage enterprise level risks and identify emerging risks. These leaders meet routinely and provide regular updates to our Board and its committees throughout the year.

The Board administers its risk oversight function as a component of its duties, but not in any capacity that has a specific effect on its leadership structure.

BOARD OF DIRECTORS AND ITS COMMITTEES

Corporate Governance

In connection with the retirement of Mr. Roy Armes, the Company’s former Chairman, Chief Executive Officer and President, and the election of Mr. Hughes as Chief Executive Officer & President, on September 1, 2016, the Board determined to split the positions of Chairman and Chief Executive Officer, which previously had both been held by Mr. Armes.  As a result, on September 1, 2016, Mr. Hughes became Chief Executive Officer, President and a Director of the Company, and Mr. Capo was appointed non-executive Chairman of the Board.  In connection with this change, the position of independent Lead Director was suspended.

The Board has determined that this leadership structure, with Mr. Capo serving as the non-executive Chairman of the Board and Mr. Hughes serving as a Director and the Chief Executive Officer, is the most effective structure for the Company at this time.  The Board believes that having an independent director serve as non-executive Chairman of the Board and Mr. Hughes serving as Chief Executive Officer strikes an effective balance between management and independent director participation in the Board process.

Although the Board believes that the existing leadership structure is currently in the best interests of the Company, the Board recognizes that no single leadership structure may be appropriate in all circumstances.  Accordingly, the Board considers this issue as part of the succession planning process and considers it at least annually, including each time it elects the Chief Executive Officer.  The Company’s governance guidelines provide the Board with the flexibility to continue to separate the positions of Chairman of the Board and Chief Executive Officer, or to combine the roles in the future if the Board determines that such a leadership structure would be a more efficient and effective structure for our Board, our business, our employees, and our stockholders.

Code of Conduct

Our Board has adopted a written Code of Conduct for our Directors, officers (including our principal executive officer, principal financial officer, and principal accounting officer) and employees.  We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding certain amendments to or waivers from our Code of Conduct by filing Current Reports on Form 8-K with the Securities and Exchange Commission, or promptly disclosing on our website any such amendments or waivers.  We will make any amended Code of Conduct available at the Investor Relations/Governance link on our website at http://www.coopertire.com.  The information contained on or accessible through the Company’s website is not incorporated by reference in this proxy statement and should not be considered a part of this proxy statement.

Hedging and Pledging Transactions

In order to align the interests of the Company’s officers and Directors with those of its stockholders and to address the potential appearance of improper or inappropriate conduct, the Board of Directors has adopted a policy with respect to hedging and pledging of Company Securities.  This anti-hedging policy prohibits Company officers and Directors, including certain family members of such persons, from hedging Company Securities, including short-selling, options, puts, calls, collars and exchange funds, as well as derivatives such as swaps, forwards and futures, or pledging or otherwise encumbering Company Securities as collateral for indebtedness. Persons subject to this policy will be afforded a reasonable opportunity to unwind or otherwise terminate any prohibited hedging transactions or arrangements existing as of the time such person becomes subject to the policy.

Board of Directors

During 2017, our Board of Directors held seven Board meetings, five meetings of our Audit Committee, six meetings of our Compensation Committee, and three meetings of our Nominating and Governance Committee.  Each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees on which such Director served during the past fiscal year during their tenure on the Board.

Determination of Independence of Directors

The NYSE’s  Corporate Governance Listing Standards require that all listed companies have a majority of independent directors.  For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the Company, or its subsidiaries or affiliates, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company or its subsidiaries or affiliates.  The Board has adopted the NYSE listing standards as its categorical standards for making director independence determinations.

In making independence determinations, the Board has broadly considered all relevant facts and circumstances from the standpoint of both the Director and others.  The Board has considered that we, our employees or our affiliates may have engaged in transactions or relationships with companies with which our Directors are associated.  These transactions or relationships include purchasing products from companies for which our Directors are employees of or are on the board of directors.  After these considerations, and in accordance with the NYSE listing standards, the Board has affirmatively determined that each Director serving during 2017, other than Mr.  Hughes, has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us).

Additionally, the Board has determined that each of  Mr. Capo,  Mr. Chapman, Ms. Davis, Mr. Holland, Ms. Joubert, Mr. Michel, Mr. Shuey and Mr.Welding is “independent” under the NYSE listing standards, which provide that a Director is not independent if:

•	The Director is, or has been within the last three years, one of our employees, or an immediate family member is, or has been within the last three years, one of our executive officers;

•
The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
(1) The Director is a current partner or employee of a firm that is our internal or external auditor; (2) the Director has an immediate family member who is a current partner of such a firm; (3) the Director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (4) the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

•
The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•
The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board has also determined that Mr. Meier was “independent” under the NYSE listing standards until he resigned from the Board in January 2017.

Audit Committee

We have a separately designated standing Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee currently consists of Directors Holland (Chairman), Capo, Michel and Shuey.  All members have been determined to be financially literate and to be “independent” under the NYSE’s Corporate Governance Listing Standards and the Exchange Act.  The Board has determined that Directors Holland, Capo, and Shuey each qualifies as an “audit committee financial expert” due to his business experience and educational background. The Audit Committee, among other things:

•
Assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our financial statements and compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and performance of the independent registered public accounting firm and our internal audit function; and

•	Prepares the Audit Committee’s report included in this proxy statement.

The functions of the Audit Committee are set forth in an Audit Committee Charter, which was adopted by the Board on February 4, 2004 and amended and restated on May 11, 2012, and is available on our website.  In 2017, we did not have any related person transactions, but our Audit Committee will review and discuss any related person, insider, or affiliated party transactions pursuant to the Audit Committee Charter.  It is the written policy of the Company that the Audit Committee will review and discuss reports and disclosures of insider and affiliated party transactions.

Compensation Committee

We have a standing Compensation Committee, which is comprised of Directors Welding (Chairman), Chapman and Davis each of whom is “independent” under the NYSE’s Corporate Governance Listing Standards and the Exchange Act.  Compensation decisions for the Company’s senior officers and other key executives are made by our Compensation Committee, and actions of the Committee are reported to the Board of Directors after each meeting. The Compensation Committee, among other things:

•
Establishes the remuneration (base salary, annual and long-term cash, and equity-based incentive compensation, perquisites, and benefits) of our Chief Executive Officer and approves the remuneration (as described for the Chief Executive Officer) of the Company’s senior officers and other key executives, including reviewing and approving the corporate financial goals and objectives relevant to the remuneration arrangements;

•	Reviews the cash and equity-based compensation plans for officers and senior management and makes or recommends changes to the Board of Directors as it deems appropriate;

•	Reviews and approves any executive employment agreements, severance pay plans, deferred compensation plans, and similar plans and arrangements and the executives to whom they apply;

•	Oversees regulatory compliance with respect to compensation matters; and

•	Establishes stock ownership guidelines for the Company’s officers and other key executives and reviews compliance with those guidelines.

The Compensation Committee has engaged Exequity LLP, an independent executive compensation consulting firm, to review and provide guidance regarding our total compensation program for named executive officers for 2018 and to assist the Committee in monitoring and assessing compensation trends for senior management personnel, including the Chief Executive Officer.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of our Senior Vice President and Chief Human Resources Officer.  Compensation Committee meetings are regularly attended by our Chief Executive Officer and our Senior Vice President and Chief Human Resources Officer.  At each regular meeting, the Compensation Committee meets in executive session.  The Compensation Committee’s Chairman reports on the Committee’s actions and decisions on executive compensation matters to the Board of Directors.  Independent advisors and our Human Resources Department support the Compensation Committee in its duties and, along with our Chief Executive Officer and Senior Vice President and Chief Human Resources Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs.  The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities.  The Compensation Committee reviews the total fees paid to our outside consultants to ensure that they maintain their objectivity and independence when rendering advice to the Compensation Committee.

Nominating and Governance Committee

We have a standing Nominating and Governance Committee, which is currently comprised of Directors Capo (Chairman), Shuey and Welding, each of whom is “independent” under the New NYSE’s Corporate Governance Listing Standards.  The Nominating and Governance Committee, among other things:

•	Recommends candidates for membership on the Board;

•	Ensures that the Board acts within the governance guidelines and that the governance guidelines remain appropriate; and

•	Performs an annual assessment of the performance of the Board.

The Nominating and Governance Committee will consider candidates for Board membership proposed by our stockholders or other parties.  Any recommendation must be in writing, accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information, and an indication of the consent of the proposed nominee to serve.  The recommendation should be addressed to the Nominating and Governance Committee of the Board of Directors, Attention: Secretary, Cooper Tire & Rubber Company, 701 Lima Avenue, Findlay, Ohio 45840.  As of the date of this proxy statement, we have not received any director nominee recommendations from any stockholders.

The Nominating and Governance Committee uses a variety of sources to identify candidates for Board membership, including current members of the Board, our executive officers, individuals personally known to members of the Board and our executive officers and, as described above, our stockholders, as well as, from time to time, third party search firms.  Ms. Joubert, who was elected to the Board in November 2017, was recommended to the Board by the Nominating and Governance Committee after being identified by a third party search firm. The Nominating and Governance Committee may consider candidates for Board membership at its regular or special meetings held throughout the year.

The Nominating and Governance Committee uses the same manner and process for evaluating every candidate for Board membership regardless of the original source of the candidate’s nomination.  Once the Nominating and Governance Committee has identified a prospective candidate, the Nominating and Governance Committee makes an initial determination whether to conduct an initial evaluation of the candidate, which consists of an interview by the Chair of the Nominating and Governance Committee.  The Nominating and Governance Committee currently has not set specific, minimum qualifications or criteria for nominees that it proposes for Board membership, but evaluates the entirety of each candidate’s credentials.  The Nominating and Governance Committee believes, however, that we will be best served if our Directors bring to the Board, among other things, diversity with respect to background, experience, viewpoint, national origin, race, gender and skills, as well as, demonstrated integrity, executive leadership, and financial, marketing, or business knowledge and experience.

The Chair communicates the results of initial evaluation of candidates to the other Nominating and Governance Committee members, the Chairman of the Board or Lead Director, as applicable, and the Chief Executive Officer.  If the Nominating and Governance Committee determines, in consultation with the Chairman of the Board or Lead Director, as applicable, and the Chief Executive Officer, that further consideration of the candidate is warranted, members of our senior management gather additional information regarding the candidate.  The Nominating and Governance Committee or members of our senior management then conduct background and reference checks and any final interviews, as necessary, of the candidate.  At that point, the candidate is invited to meet and interact with the members of the Board who are not on the Nominating and Governance Committee.  The Nominating and Governance Committee then makes a final determination whether to recommend the candidate to the Board for Board membership.

Neither the Nominating and Governance Committee nor the Board of Directors has a formal policy with regard to the consideration of diversity in identifying director nominees; however, how a specific nominee contributes to the diversity of the Board of Directors is considered by both the Nominating and Governance Committee and the Board of Directors in determining candidates for the Board.

Availability of Governance Guidelines, Code of Conduct, and Committee Charters

Our governance guidelines, Code of Conduct, and the charters for the Audit Committee, Compensation Committee, and Nominating and Governance Committee are available at the Investors/Governance link on our website at http://www.coopertire.com.

In addition, stockholders may request a free printed copy of any of these materials by contacting:

Cooper Tire & Rubber Company
Attention:   Corporate Secretary
701 Lima Avenue
Findlay, Ohio 45840
(419) 423-1321

Stockholder and Interested Party Communications with the Board

Our Board has adopted a process by which stockholders or interested parties may send communications to the Board, the non-employee Directors as a group, or any of the Directors.  Any stockholder or interested party who wishes to communicate with the Board, the non-employee Directors as a group, or any Director may send a written communication addressed to:

Board of Directors — Stockholder and Interested Party Communications
Attention:   Corporate Secretary
Cooper Tire & Rubber Company
701 Lima Avenue
Findlay, Ohio 45840

The Secretary will review and forward each written communication (except, in his sole determination, those communications clearly of a marketing nature, those communications better addressed by a specific Company department, or those communications containing complaints regarding accounting, internal auditing controls, or auditing matters) to the full Board, the non-employee Directors as a group, or the individual Director(s) specifically addressed in the written communication.  The Secretary will discard written communications clearly of a marketing nature.  Written communications better addressed by a specific Company department will be forwarded to such department, and written communications containing complaints regarding accounting, internal auditing controls, or auditing matters will be forwarded to the Chairman of the Audit Committee.

Director Attendance at Annual Meetings

Our Board does not have a specific policy regarding Director attendance at our Annual Meetings.  All of our then serving Directors attended our 2017 Annual Meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Directors Chapman, Davis, Meier and Welding served as members of the Compensation Committee during 2017.  During 2017, none of the members of the Compensation Committee was one of our or our subsidiaries’ officers or employees, was formerly one of our or our subsidiaries’ officers or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K.  Additionally, during 2017, none of our executive officers or Directors was a member of the board of directors, or on a committee thereof, of any other entity such that the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Securities and Exchange Commission.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2017, and has been appointed by the Audit Committee to continue in that capacity during 2018.  The Audit Committee’s decision to appoint Ernst & Young LLP has been ratified by the Board and will be recommended to the stockholders for ratification at the Annual Meeting.  Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company.  During 2017, Ernst & Young LLP rendered both audit services, including an audit of the Company’s annual financial statements, and certain non-audit services.  There is no understanding or agreement between the Company and Ernst & Young LLP that places a limit on audit fees since the Company pays only for services actually rendered and at what it believes are customary rates.  Professional services rendered by Ernst & Young LLP are approved by the Audit Committee both as to the advisability and scope of the service, and the Audit Committee also considers whether such services would affect Ernst & Young LLP’s continuing independence.

Audit Fees

Ernst & Young LLP’s aggregate fees billed for 2016 and 2017 for professional services rendered by them for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements for those years are listed below.

2016 - $2,253,325	2017 – $2,332,553

Audit-Related Fees

Ernst & Young LLP’s aggregate fees billed for 2016 and 2017 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and are not reported under “Audit Fees” above, were:

2016 - $227,145	2017 – $224,043

Audit-related fees included fees for employee benefit plan audits and accounting consultation.  All audit-related services were pre-approved.

Tax Fees

Ernst & Young LLP’s aggregate fees billed for 2016 and 2017 for professional services rendered by them for tax compliance, tax advice, and tax planning were:

2016 - $405,988	2017 – $656,132

Tax fees in 2016 and 2017 represented fees primarily for international tax planning and domestic and foreign tax compliance.  All tax services were pre-approved.

All Other Fees

Ernst & Young LLP’s aggregate fees billed in 2016 and 2017 for products and services provided by them, other than those reported above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” were as follows:

2016 - $0	2017 – $0

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services expected to be performed by the Company’s independent registered public accounting firm, including the scope of and fees for such services.  Requests for audit services, audit-related services, tax services, and permitted non-audit services, each as defined in the policy, must be approved prior to the performance of such services.  The policy prohibits the Company’s independent registered public accounting firm from providing certain services described in the policy as prohibited services.

Generally, requests for independent registered public accounting services are submitted to the Audit Committee by the Company’s Director of External Reporting (or other member of the Company’s senior financial management) and the Company’s independent registered public accounting firm for consideration at the Audit Committee’s regularly scheduled meetings.  Requests for additional services in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services are performed prior to their approval.  The Chairman of the Audit Committee is also delegated the authority to approve independent registered public accounting services requests provided that the pre-approval is reported at the next meeting of the Audit Committee.  All requests for independent registered public accounting services must include a description of the services to be provided and the fees for such services.

Auditor Attendance at 2018 Annual Meeting

Representatives of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and to make a statement if they desire to do so.

AUDIT COMMITTEE REPORT

This report is submitted by all members of the Audit Committee, for inclusion in this proxy statement, with respect to the matters described in this report.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.  The Committee has concluded that the independent registered public accounting firm is, in fact, independent of the Company.

The Committee discussed with the Company’s senior internal auditing executive and independent registered public accounting firm the overall scope and plans for their respective audits.  The Committee meets with the senior internal auditing executive and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls including internal controls over financial reporting, and the overall quality of the Company’s financial reporting.  The Committee held five meetings during the fiscal year 2017.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

John J. Holland, Chairman
Thomas P. Capo
Gary S. Michel
John H. Shuey

BENEFICIAL OWNERSHIP OF SHARES

The information in the table below sets forth those persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owners of more than 5% of the Company’s Common Stock as of February 28, 2018 (except as noted below).

The table does not include information regarding shares held of record, but not beneficially, by Delaware Charter Guarantee & Trust Company, dba Principal Trust Company, the trustee of the Cooper Tire & Rubber Company Spectrum Investment Savings Plan and other defined contribution plans, sponsored by the Company or a subsidiary of the Company.  As of December 31, 2017, those plans held 1,224,146 shares, or 2.41% of the Company’s outstanding Common Stock.  The trustee, in its fiduciary capacity, has no investment powers and will vote the shares held in the plans in accordance with the instructions provided by the plan participants.  If no such instructions are received, the provisions of the plans direct the trustee to vote such participant shares in the same manner in which the trustee was directed to vote the majority of the shares of the other participants who gave directions as to voting.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc.(1)	5,612,187	11.05%
Common Stock	The Vanguard Group(2)	4,274,253	8.41%
Common Stock	Dimensional Fund Advisors LP(3)	3,950,317	7.78%
Common Stock	Fairpointe Capital LLC(4)	3,901,156	7.68%
Common Stock	RE Advisers Corporation and National Rural and Electric Cooperative Association(5)	2,965,302	5.84%
Common Stock	Royce & Associates, LP(6)	2,634,088	5.19%

(1)
BlackRock, Inc. filed a Schedule 13G/A with the SEC on January 19, 2018, indicating that as of December 31, 2017, BlackRock, Inc. had sole voting power with respect to 5,484,399 shares and sole dispositive power with respect to 5,612.187 shares.  BlackRock, Inc. has indicated that it is a parent holding company.  The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)
The Vanguard Group filed a Schedule 13G/A with the SEC on February 9, 2018, indicating that as of December 31, 2017, The Vanguard Group had sole voting power with respect to 57,152 shares, shared voting power with respect to 7,079 shares, sole dispositive power with respect to 4,214,562 shares, and shared dispositive power with respect to 59,691 shares.  The Vanguard Group has indicated that it is an investment advisor.  The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA  19355.

(3)
Dimensional Fund Advisors LP, filed a Schedule 13G with the SEC on February 9, 2018, indicating that as of December 31, 2017, Dimensional Fund Advisors LP, had sole voting power with respect to 3,837,110 shares and sole disposition power with respect to 3,950,317 shares.  Dimensional Fund Advisors LP, has indicated that it is an investment adviser.  The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)
Fairpointe Capital LLC, filed a Schedule 13G with the SEC on February 7, 2018, indicating that as of December 31, 2017, Fairpointe Capital LLC had sole voting power with respect to 3,688,809 shares and sole disposition power with respect to 3,901,156 shares.  Fairpointe Capital LLC, has indicated that it is an investment adviser.  The address of Fairpointe Capital LLC is One N. Franklin, Suite 3300, Chicago, IL  60606.

(5)
RE Advisers Corporation and National Rural Electric Cooperative Association jointly filed a Schedule 13G/A on February 13, 2018, indicating that as of December 31, 2017, they had sole voting power with respect to 2,965,302 shares and sole dispositive power with respect to 2,965,302 shares.  RE Advisers Corporation has indicated that it is an investment adviser and National Rural Electric Cooperative Association has indicated that it is a parent holding company. The address of RE Advisers Corporation and National Rural Electric Cooperative Association is 4301 Wilson Boulevard, Arlington, VA  22203.

(6)
Royce & Associates, LP filed a Schedule 13G with the SEC on January 22, 2018, indicating that as of December 31, 2017, Royce & Associates, LP had sole voting power with respect to 2,634,088 shares and sole disposition power  with respect  to 2,634,088 shares. Royce & Associates, LP has indicated that it is an investment adviser.  The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

SECURITY OWNERSHIP OF MANAGEMENT

The information that follows is furnished as of February 28, 2018, to indicate beneficial ownership by our executive officers and Directors as a group and each named executive officer and Director, individually, of our Common Stock in accordance with Rule 13d-3 under the Exchange Act, as well as ownership of certain other Company securities and ownership of our Common Stock plus certain other Company securities:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class	Ownership of Other Securities	Ownership of Common Stock and Other Securities	Percent of Class

John J. Bollman	0 shs	*	20,136 shs (3)(4)	20,136 shs (3)(4)	*
Thomas P. Capo	0 shs	*	54,368 shs (2)	54,368 shs (2)	*
Steven M. Chapman	2,631 shs	*	111,558 shs (2)	114,189 shs (2)	*
Susan F. Davis	0 shs	*	7,070 shs (2)	7,070 shs (2)	*
John J. Holland	3,941 shs	*	110,579 shs (2)	114,520 shs (2)	*
Bradley E. Hughes	198,798 shs (1)	*	96,250 shs (2)	295,048 shs (1)(3)(4)	*
Ginger M. Jones	27,946 shs	*	31,013 shs (3)(4)	58,959 shs (3)(4)	*
Tracey I. Joubert	0 shs	*	0 shs (2)	0 shs (2)	*
Gary S. Michel	0 shs	*	7,070 shs (2)	7,070 shs (2)	*
John H. Shuey	0 shs	*	3,247 shs (2)	3,247 shs (2)	*
Robert D. Welding	1,500 shs	*	70,219 shs (2)	71,719 shs (2)	*
Stephen Zamansky	49,183 shs	*	22,539 shs (3)(4)	71,722 shs (3)(4)	*

All executive officers and Directors as a group (12 persons)	283,999 shs (1)	0.56%	534,049 shs (2)(3)(4)	818,048 shs (1)(2)(3)(4)	1.61%

*	Less than 1%

(1)	Includes 59,235 shares obtainable on exercise of stock options by Mr. Hughes within 60 days following February 28, 2018, which options have not been exercised.

(2)
Pursuant to the Amended and Restated 1998 non-employee Directors Compensation Deferral Plan described above under “Director Compensation”, the following Directors have been credited with the following number of phantom stock units as of February 28, 2018: Thomas P. Capo — 54,368; Steven M. Chapman — 111,558; Susan F. Davis — 7,070; John J. Holland — 110,579; Tracey I. Joubert  — 0;  Gary S. Michel — 7,070; John H. Shuey — 3,247; and Robert D. Welding — 70,219.  The holders do not have voting or investment power over these phantom stock units.

(3)
Includes the following number of restricted stock units for each of the following executive officers: John J. Bollman — 20,136; Ginger M. Jones – 17,519; Bradley E. Hughes – 79,116; and Stephen Zamansky – 12,536.  The holders do not have voting or investment power over these restricted stock units.  The agreements pursuant to which the restricted stock units were granted provide for accrual of dividend equivalents.  At that time, an executive’s restricted stock unit account will be settled through delivery to the executive on the date selected of a number of shares of our Common Stock corresponding to the number of restricted stock units awarded to the executive, plus shares representing the value of dividend equivalents.

(4)
Includes the number of performance-based stock units that were notionally earned by each of the following executive officers for 2015 and 2016 net income and return on invested capital performance plus accrued dividend equivalents.  The holders do not have voting or investment power over these performance-based stock units. John J. Bollman — 0; Ginger M. Jones – 13,494; Bradley E. Hughes — 17,134; and Stephen Zamansky – 10,003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock of the Company.  Based solely upon a review of such reports and the representation of such Directors and officers, the Company believes that all reports due for Directors and officers during or for the year 2017 were timely filed.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2019

Any stockholder who intends to present a proposal at the Company’s 2019 Annual Meeting and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that Annual Meeting must deliver the proposal to the Secretary of the Company, at the Company’s principal executive offices, so that it is received no later than November 19, 2018.  In addition, if a stockholder intends to present a proposal at the Company’s 2019 Annual Meeting without the inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or between December 19, 2018 and January 18, 2019, in accordance with the Bylaws, proxies solicited by the Board for the Company’s 2019  Annual Meeting will confer discretionary authority to vote on the proposal if presented at the 2019 Annual Meeting.

INCORPORATION BY REFERENCE

The Compensation Committee Report that begins on page 24 of this proxy statement, disclosure regarding the Company’s Audit Committee and Audit Committee’s financial expert that begins on page 46 of this proxy statement, and the Audit Committee Report on page 48 of this proxy statement shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, which we refer to as the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or under the Exchange Act.

HOUSEHOLDING INFORMATION

Only one Notice of Internet Availability of Proxy Materials or 2017 Annual Report and proxy statement is being delivered to multiple stockholders sharing an address unless the Company received contrary instructions from one or more of the stockholders.  If a stockholder at a shared address to which a single copy of the Notice of Internet Availability of Proxy Materials or 2017 Annual Report and proxy statement were delivered wishes to receive a separate copy of the Notice of Internet Availability of Proxy Materials or 2017 Annual Report or proxy statement, he or she should contact the Company’s Investor Relations Department at 701 Lima Avenue, Findlay, Ohio 45840 or (419) 423-1321.  The stockholder will be delivered, without charge, a separate copy of the Notice of Internet Availability of Proxy Materials or 2017 Annual Report or proxy statement promptly upon request.  If stockholders at a shared address currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials or 2017 Annual Report and proxy statement wish to receive only a single copy of these documents, they should contact the Company’s Investor Relations Department in the manner provided above.

SOLICITATION AND OTHER MATTERS

The Board of Directors is not aware of any other matters that may come before the Annual Meeting.  However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

The solicitation of proxies is being made by the Company, and the Company will bear the cost of the solicitation.  The Company has retained Georgeson, 199 Water Street, 26th Floor, New York, New York, to aid in the solicitation of proxies, at an anticipated cost to the Company of approximately $7,000 plus expenses.  The Company also will reimburse brokers and other persons for their reasonable expenses in forwarding proxy material to the beneficial owners of the Company’s stock.  In addition to the solicitation by use of the mails, solicitations may be made by telephone, facsimile, or by personal calls, and it is anticipated that such solicitation will consist primarily of requests to brokerage houses, custodians, nominees, and fiduciaries to forward soliciting material to beneficial owners of shares held of record by such persons.  If necessary, officers and other employees of the Company may by telephone, facsimile, or personally, request the return of proxies.

Please mark, execute, and return the accompanying proxy, or vote by telephone or Internet, in accordance with the instructions set forth on the proxy form, so that your shares may be voted at the Annual Meeting.  For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact the Company’s Secretary at 701 Lima Avenue, Findlay, Ohio 45840 or (419) 424-4319.

You may obtain copies of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, free of charge upon written request to the Company at 701 Lima Avenue, Findlay, Ohio 45840, Attention: Secretary or call (419) 424-4319.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2018

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our 2017 Annual Report, are available free of charge at http://www.proxyvote.com.

BY ORDER OF THE BOARD OF
DIRECTORS
Stephen Zamansky
Senior Vice President,
General Counsel and Secretary
March 22, 2018

**COOPER TIRE & RUBBER COMPANY**
**ATTN: CORPORATE SECRETARY**
**701 LIMA AVENUE**
**FINDLAY, OH 45840-0550**

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E37095-P02938-Z71829

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**COOPER TIRE & RUBBER COMPANY**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.**

**Vote on Directors**

1. To elect as Directors of Cooper Tire & Rubber Company for a term expiring in 2019, the nominees listed below:

**Nominees:**

| | | | |
|---|---|---|---|
| 01) | Thomas P. Capo | 05) | Bradley E. Hughes |
| 02) | Steven M. Chapman | 06) | Tracey I. Joubert |
| 03) | Susan F. Davis | 07) | Gary S. Michel |
| 04) | John J. Holland | 08) | Robert D. Welding |

**For All** ☐ **Withhold All** ☐ **For All Except** ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Vote on Proposals**

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). **For non-Plan participants, if no direction is made, this proxy will be voted FOR items 1, 2 and 3**. If any other matters properly come before the Annual Meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date